EXHIBIT 10.26
AGREEMENT OF PURCHASE AND SALE
THE SELLERS
Identified herein
“SELLER”
SCHUYLKILL, LLC
a Delaware limited liability company
“BUYER”
Residence Inn Portfolio

AGREEMENT OF PURCHASE AND SALE
INDEX

ARTICLE I. ASSETS PURCHASED AND SOLD		11
Section 1.01	Purchase and Sale	11
Section 1.02	Personal Property	11
Section 1.03	Operating Agreements	11
Section 1.04	Intangible Property	12
Section 1.05	Management Agreements	12
Section 1.06	Land and Hotels	12
Section 1.07	No Liabilities	12
ARTICLE II. PURCHASE PRICE		13
Section 2.01	Price	13
Section 2.02	Deposit	13
Section 2.03	Buyer shall receive a credit against the Purchase Price in an amount equal to the amount of the Deposit and the outstanding principal balance of the Existing Lien as of the Closing Date	13
Section 2.04	Balance of Purchase Price	14
Section 2.05	Reserve Accounts	14
ARTICLE III. OPERATION OF THE PROPERTY		14
Section 3.01	Operation in the Ordinary Course of Business	14
Section 3.02	Ground Lessor	14
Section 3.03	Bulk Sale	14
ARTICLE IV. PRORATIONS AND ADJUSTMENTS		15
Section 4.01	Closing Statement/Operations Settlement	15
Section 4.02	Taxes and Rents	16
Section 4.03	Utilities	16

ARTICLE VII. REPRESENTATIONS AND WARRANTIES OF BUYER		21
Section 7.01	Existence and Good Standing	21
Section 7.02	Authority	21
Section 7.03	No Conflict	21
Section 7.04	AS IS	22
ARTICLE VIII. REMEDIES		24
Section 8.01	Seller’s Remedies	24
Section 8.02	Buyer’s Remedies	24
Section 8.03	Survival	24
Section 8.04	Costs and Attorneys’ Fees. In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, then the prevailing party in such litigation shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys’ fees at trial and all appellate levels. The provisions of this Section 8.04 shall survive the Closing or any termination of this Agreement	24
Section 8.05	Limitation of Liability. Each party waives its rights to recover from the other party consequential, punitive, exemplary, and speculative damages. The provisions of this Section 8.05 shall survive the termination of this Agreement. The provisions of this Section 8.05 shall not limit or affect the rights of Sellers to receive the Deposit as liquidated damages as and when provided in this Agreement	24
ARTICLE IX. CONDITIONS		25
Section 9.01	Sellers’ Obligation	25
Section 9.02	Buyer’s Obligation	25
ARTICLE X. CONVEYANCE OF ASSETS		26
Section 10.01	Instruments of Conveyance	26
Section 10.02	Personal Property	27
ARTICLE XI. TITLE TO REAL PROPERTY		27
Section 11.01	Title Insurance Commitments	27

EXHIBIT “A” — Legal Description of Land
EXHIBIT “B” — Assignment and Assumption of Intangible Property
EXHIBIT “C” — Assignment and Assumption of Management Agreements
EXHIBIT “D” — Assignment and Assumption of Operating Agreements
EXHIBIT “E” — Bill of Sale (Personal Property)
EXHIBIT “F” — Schedule of Management Agreements
EXHIBIT “G” — Schedule of Operating Agreements
EXHIBIT “H” — Purchase Price Allocation Schedule
EXHIBIT “I” — Schedule of Sellers
EXHIBIT “J” — Litigation Schedule
EXHIBIT “K” — Assignment and Assumption of Ground Lease

AGREEMENT OF PURCHASE AND SALE
     AGREEMENT OF PURCHASE AND SALE made and entered into as of October 12, 2005, by and between Sellers and Buyer.
DEFINITIONS
     For the purposes of this Agreement, the parties agree that the following terms shall have the following meanings:
1.	Accounts Receivable: All accounts receivable relating to the Hotels, other than the Tray Ledgers, accruing prior to the Transfer Time (including, without limitation, receivables and revenues for food, beverage and telephone use).

2.	Agreement: This Agreement of Purchase and Sale by and between Buyer and Sellers providing for the sale and purchase of the Property.

3.	Assignment and Assumption of Ground Lease: An assignment and assumption of the Ground Lease, pursuant to which (i) the relevant Seller shall assign and transfer to Buyer, and Buyer shall assume, all of the rights and obligations of the “tenant” under the Ground Lease first accruing from and after Closing, and (ii) such assignment shall be free and clear of all encumbrances save and except for the Permitted Exceptions relating to the Property which is the subject of the Ground Lease. The Assignment and Assumption of Ground Lease shall be in the form attached hereto as Exhibit “K” and by this reference incorporated herein.

4.	Assignment and Assumption of Intangible Property: An assignment and assumption of the Intangible Property in the form attached hereto as Exhibit “B” and by this reference incorporated herein, pursuant to which each Seller shall assign and transfer to Buyer all of such Seller’s right, title and interest in and to, and Buyer shall assume all of Seller’s obligations and liabilities under, the Intangible Property first accruing from and after Closing, to the extent that such assignments are legally and contractually permitted.

5.	Assignment and Assumption of Management Agreements: An assignment and assumption of the Management Agreements in the form attached hereto as Exhibit “C” and by this reference incorporated herein, pursuant to which each Seller shall assign and transfer to Buyer all right, title and interest in and to, and Buyer shall assume all of such Seller’s obligations and liabilities under, the Management Agreements first accruing from and after Closing.

6.	Assignment and Assumption of Operating Agreements: An assignment and assumption of the Operating Agreements in the form attached hereto as Exhibit “D” and by this reference incorporated herein, pursuant to which each Seller shall assign and transfer to Buyer all of such Seller’s right, title and interest in and to, and Buyer shall assume all of such Seller’s obligations and liabilities under, the Operating Agreements first accruing from and after Closing.

7.	Bill of Sale (Personal Property): A bill of sale in the form attached hereto as Exhibit “E” and by this reference incorporated herein, pursuant to which each Seller shall transfer and convey to Buyer the Personal Property in an “AS IS, WHERE IS” condition and without recourse or express or implied warranty except as set forth in the bill of sale attached hereto as Exhibit “E”.

8.	Buyer: Schuylkill, LLC, a Delaware limited liability company.

9.	Closing: The consummation of the transactions contemplated by this Agreement which shall occur on the Closing Date.

10.	Closing Date: Thirty (30) days following the expiration of the Study Period; provided either party may extend the Closing Date up to sixty (60) days in order to close the assumption of the Existing Liens.

11.	Closing Statement: As defined in Section 4.01.

12.	Deeds: The deeds pursuant to which each Seller shall convey to Buyer all right, title and interest in and to the Land and Hotel which such Seller owns, free and clear of all encumbrances save and except for the Permitted Exceptions relating to such Land and Hotels. Such Deeds shall be by special warranty deeds in the form as is customary for commercial transactions in the jurisdiction in which each Hotel is located.

13.	Deposit: The amount specified in Section 2.02 as the Deposit, which includes the Initial Deposit and the Additional Deposit.

14.	Effective Date: The date on which this Agreement is executed and accepted by the last of Buyer and all Sellers and a fully executed copy of this Agreement is delivered to Buyer, such date to be entered into the first paragraph of this Agreement.

15.	Employees: Those individuals employed by Managers at the Hotels.

16.	Existing Liens: Those certain loans held by Lender secured by mortgage/deed of trust liens on the Property. Seller shall deliver to Buyer copies of the loan documents evidencing the Existing Liens within five (5) business days after the Effective Date.

17.	Escrow Agent: The Talon Group, Orlando Commercial Services Division, a division of First American Title Insurance Company, whose address is 111 North Orange Avenue, Suite 1285, Orlando, Florida 32801, Attention: Michael Moore.

18.	Ground Lease: That certain lease agreement by and between Commonwealth Trust Company, Trustee for Chopin Trust, as landlord, and RFP Group, Inc., dated November 30, 1987, as amended and assigned, pursuant to which the Seller of the Wilmington, Delaware Residence Inn holds a leasehold interest in and to the Hotel and that portion of the Land located in Wilmington, Delaware.

19.	Hotels: The hotel buildings and all accessory buildings and structures, if any, and all fixtures placed on or attached thereto, located on the parcels comprising the Land. Each of the Hotels is at times herein referred to individually as a Hotel.

20.	House Funds: Cash on hand at or for the Hotels, including, without limitation, petty cash funds and cashiers’ banks but exclusive of Reserve Funds.

21.	Intangible Property: All of Sellers’ right, title and interest in and to all intangible property in the possession of Sellers and used in connection with the Land, Hotels or Personal Property, including without limitation, all licenses and permits (but specifically excluding any and all licenses and permits to sell alcohol), approvals, authorizations and other entitlements, all guaranties and warranties related to the Hotels and the Personal Property or the construction, fabrication or maintenance thereof, all plans and specifications relating to the Improvements and any landscaping, all tradenames, logos, telephone numbers, and signage rights used by Sellers in connection with the operation of the Hotels, and all books, records, reports, test results, environmental assessments, surveys and other documents and materials related to Sellers’ operation of the Hotels and Sellers’ maintenance and repair of the Property.

22.	Inventory: All inventory located at the Hotels, including without limitation, all mattresses, pillows, bed linens, towels and Operating Supplies.

23.	Knowledge: The actual knowledge of (A) David Brooks and (B) David Kimichik, without any duty of inquiry or investigation. For the purposes of this definition, the term “actual knowledge” means, with respect to any person, the conscious awareness of such person at the time in question, and expressly excludes any constructive or implied knowledge of such person.

24.	Land: Those certain parcels of land more particularly described in Exhibit “A-1” through A-8 annexed hereto and incorporated herein by reference, and all rights and appurtenances thereto, including, without limitation, all easements, rights-of-way, licenses, privileges, hereditaments and appurtenances, if any, appurtenant to such parcels of land and the Hotels, and all right, title and interest, if any, in and to any land lying in the bed of any highway, street, road or avenue, opened or proposed, in front of, abutting or adjoining such parcels of land.

25.	Lender: Merrill Lynch Mortgage Lending, Inc., and/or its successors and assigns.

26.	Management Agreements: Those certain Management Agreements between a Seller and a Manager which are more particularly described on Exhibit “F” attached hereto and by this reference incorporated herein, pursuant to which the Manager manages and operates the applicable Hotel subject to the applicable Management Agreement. Each of the Management Agreements is at times herein referred to as a Management Agreement.

27.	Managers: Each “Manager” of a Hotel under and pursuant to the Management Agreements.

28.	Operating Agreements: All contracts, agreements, leases (including, but not limited to, commercial leases and equipment leases), maintenance agreements and service contracts, to which Sellers or Manager are a party, which are in effect on the Closing Date and which relate to the ownership and/or operation of the Hotels, including, without limitation, any such agreements as are listed in Exhibit “G” annexed to this Agreement and incorporated herein by this reference, but specifically excluding the Ground Lease, Permitted Exceptions and the Management Agreements.

29.	Operations Settlement: A final accounting prepared by Sellers’ and Buyer’s accountants in the period between eight o’clock p.m. (local time) on the day prior to the Closing Date and eight o’clock a.m. (local time) on the Closing Date, the results of which shall be incorporated into the closing statement.

30.	Operating Supplies: Any and all operating supplies, whether consumables or non-consumables, used or consumed in the ordinary course of business at the Hotels and owned by Sellers, including without limitation, paper products, soap, cleaning supplies, food, and alcoholic and non-alcoholic beverages.

31.	Other Revenues: All revenues earned by Sellers from the operation of the Hotels other than Room Revenues, including, without limitation, revenues from the sale of food, the sale of alcoholic and nonalcoholic beverages, rental of meeting and banquet rooms, telephone sales, pay television sales, valet and parking services, and other similar revenues, together with any sales tax or other taxes thereon.

32.	Permitted Assignee: For each Hotel, an entity which shall be formed by Buyer following the Effective Date and prior to the Closing Date for purposes of acquiring the respective Property, which entities and their general partners and/or managing members shall be special purpose bankruptcy remote entities approved by Lender.

33.	Permitted Exceptions: Any and all (i) restrictions, easements, reservations, covenants and other matters of record on the date hereof (including, without limitation, all instruments, matters and items set forth as exceptions to title in the Title Insurance Commitments) and zoning and land use ordinances and laws of any governmental authority (ii) general taxes and assessments for the year of the Closing and thereafter, and special taxes and assessments first becoming due and payable after the Closing Date; (iii) encroachments, overlaps, boundary line disputes, unrecorded easements or other matters shown on the Surveys; (iv) those leases and tenancies in writing for any areas of the Land or Hotels which are to be assumed by Buyer; and (v) liens, mortgages and encumbrances created or assumed by Buyer, including, the Existing Liens. Notwithstanding the foregoing, Permitted Exceptions shall not include any title encumbrances affecting a Property which are comprised of delinquent taxes, or mortgages, deeds of trust, security agreements (other than the Existing Liens), or other similar liens or charges in a fixed sum (or capable of computation as a fixed sum) securing indebtedness or obligations (the “Monetary Encumbrances”), all of which Sellers shall be obligated to either (i) pay and discharge, (ii) bond against in a manner legally sufficient to cause to be released, or (iii) indemnify or escrow money with or otherwise cause the Title Company to insure over, such Monetary Encumbrances.

34.	Personal Property: All furniture, furnishings, fixtures, equipment, vehicles, machinery, appliances, dishes, utensils, cookware, materials, Operating Supplies and Inventory, located at the Hotels, owned by any Seller, and used solely in connection with the operation of the Hotels, but (subject to the provisions of Section 1.02) specifically excluding any Personal Property that is leased by any Seller from a third-party.

35.	PIPs: The property improvement or other similar plans for the Hotels contemplated by the Management Agreements, including the 2005 capital expenditure plans for the Hotels.

36.	Property: A collective term which shall mean all of the Land, Hotels, Intangible Property and Personal Property.

37.	Purchase Price: The amount specified in Section 2.01 as the purchase price for the Property.

38.	Purchase Price Allocation Schedule: The schedule attached hereto as Exhibit “H” pursuant to which the Purchase Price is allocated among each Property for the purposes of calculating title insurance premiums and other closing costs.

39.	Reserve Funds: All funds held in reserve accounts for taxes, insurance, payments under the Ground Lease, furniture, fixtures and equipment, capital expenditures, or for other matters relating to the operation of the Hotels, whether such accounts are held in the name of the Sellers or Managers or Lender on behalf of Sellers.

40.	Room Revenues: All revenues from the rental of guest rooms of the Hotels (but excluding any items included in the definition of Other Revenues), together with any and all sales or other taxes thereon.

41.	Sellers: Shall mean those entities more particularly described on Exhibit “I” attached hereto. Each such entity is at times herein referred to as a “Seller.”

42.	Study Period: The period commencing on the Effective Date and continuing through the date that is thirty (30) days thereafter.

43.	Surveys: The surveys of each parcel comprising the Land and the Hotel located on such parcel delivered to Buyer. Each of the Surveys is at times herein referred to as a “Survey”.

44.	Title Company: First American Title Insurance Company through the Talon Group, Orlando Commercial Services Division, a division of First American Title

Insurance Company, whose address is 111 North Orange Avenue, Suite 1285, Orlando, Florida 32801, Attention: Michael Moore.

45.	Title Insurance Commitments: The commitments of title insurance issued by Title Company and delivered to Buyer with respect to each parcel comprising the Land. Each of the Title Insurance Commitments is at times herein referred to as a “Title Insurance Commitment”.

46.	Title Policies: The owner’s policies of title insurance to be issued to Buyer pursuant to the terms of the Title Insurance Commitments and this Agreement. Each of the Title Policies is at times herein referred to as a “Title Policy”.

47.	Transfer Time: 12:01 a.m. (local time) on the Closing Date.

48.	Tray Ledgers: Any accounts receivable of registered guests who have not checked out and who are occupying rooms on the evening prior to, and the morning of, the Closing Date.
AGREEMENT
ARTICLE I.
ASSETS PURCHASED AND SOLD
     Section 1.01 Purchase and Sale. Subject to the terms and conditions of this Agreement and in consideration of the performance of the covenants contained herein, Buyer agrees to purchase from Sellers and Sellers agree to sell to Buyer, the Property.
     Section 1.02 Personal Property. Subject to the terms and conditions of this Agreement, at Closing Sellers agree to assign, transfer and convey to Buyer all of the Personal Property pursuant to the Bill of Sale (Personal Property).
     Section 1.03 Operating Agreements. At Closing, each Seller shall assign and transfer to Buyer all of such Seller’s right, title and interest in and to, and Buyer shall assume all of such Seller’s obligations and liabilities first arising from and after Closing under, the Operating Agreements pursuant to the Assignment and Assumption of Operating Agreements. Buyer shall execute any financial statements, applications, assumption agreements and/or other documents which may be required to effect the assignment and assumption of such Operating Agreements. Buyer shall pay all out of pocket fees and expenses of third parties under the Operating Agreements in regard to such assignments or transfers, including any transfer charges reasonably necessary to obtain the consent of any such third party. Buyer understands and agrees that, except for Sellers’ obligations under this Section 1.03, it is solely Buyer’s responsibility to obtain any and all other operating agreements necessary to conduct business at the Hotels from and after the Closing Date. Buyer’s failure to obtain any other operating agreements which are necessary or convenient to the operation of the Hotels shall not affect or delay the performance of Buyer’s obligations under this Agreement. Buyer shall indemnify, defend and hold Sellers harmless from any claim, liability, cost or expense (including without limitation reasonable attorneys’fees) arising out of any Operating Agreement from and after the Transfer Time. Sellers shall indemnify, defend and hold Buyer harmless from any claim, liability, cost or expense (including without limitation reasonable attorneys’ fees and costs) arising out of any Operating Agreement for the period prior to the Transfer Time.
     Section 1.04 Intangible Property. At Closing, each Seller shall assign and transfer to Buyer all of such Seller’s right, title and interest in and to, and Buyer shall assume all of such Seller’s obligations and liabilities first arising from and after Closing under, all of the Intangible Property, pursuant to the Assignment and Assumption of Intangible Property. Buyer understands and agrees that it is solely Buyer’s responsibility to obtain any and all other intangible property necessary to conduct business at the Hotels from and after the Closing Date. Buyer’s failure to obtain any other intangible property which are necessary or convenient to the operation of the Hotels shall not affect or delay the performance of Buyer’s obligations under this Agreement.
     Section 1.05 Management Agreements. At Closing, Sellers shall assign and transfer to Buyer all of Seller’s right, title and interest in and to, and Buyer shall assume all of Sellers’ obligations and liabilities first arising from and after Closing under, the Management Agreements pursuant to the Assignment and Assumption of Management Agreements. At Closing, Buyer shall assume all payment and performance obligations under the PIPs. Buyer shall indemnify, defend and hold Sellers harmless from any claim, liability, cost or expense (including without limitation reasonable attorneys’ fees) arising out of the Management Agreements from and after the Transfer Time or the PIPs. Sellers shall indemnify, defend and hold Buyer harmless from any claim, liability, cost or expense (including without limitation reasonable attorneys’ fees and costs) arising out of the Management Agreements for the period prior to the Transfer Time.
     Section 1.06 Land and Hotels. At Closing, Sellers shall convey title to the Land and Hotels owned by Sellers to Buyer pursuant to the Deeds and shall convey its leasehold interest in the Land and Hotel which the applicable Seller occupies pursuant to the Ground Lease by the Assignment and Assumption of Ground Lease, all subject only to the Permitted Exceptions.
     Section 1.07 No Liabilities. Except as otherwise expressly provided in this Agreement, including, without limitation, Section 7.04 of this Agreement, it is expressly acknowledged and agreed by Sellers that Buyer has no intention of assuming, and does not and will not, in any way, assume, undertake, agree to perform or accept responsibility for any debts, liabilities or obligations of Sellers of any kind whatsoever, whether absolute, contingent or otherwise, known or unknown, pending or threatened, concerning the Property or otherwise, other than liabilities and obligations of Sellers arising or accruing from and after the date of Closing or arising under the Operating Agreements, the Management Agreements and the Existing Lien after the date of Closing. Except as otherwise expressly provided in this Agreement, including, without limitation, Section 7.04 of this Agreement, Sellers shall remain fully and solely responsible for the satisfaction of all of Sellers’ own liabilities and obligations, absolute, contingent or otherwise, known or unknown, liquidated or unliquidated, pending or threatened which arise and accrue prior to the date of Closing, except for such liabilities and obligations arising or accruing from and after the date of Closing or arising under the Operating Agreements, the Management Agreements and the Existing Lien after the date of Closing. Such liabilities and obligations which Sellers shall remain responsible for include, without limitation, any liabilities or obligations of Sellers arising and accruing prior to the date of Closing for trade payables or employee compensation, sums due under Operating Agreements arising and accruing prior to the date of Closing, sums due on account of taxes of any kind owed by Sellers or imposed with respect to the Property or the operation of the Hotels prior to the date of Closing, and liabilities for personal injury, property damage or other damages arising and accruing prior to the date of Closing. Notwithstanding the foregoing, Buyer shall be responsible for, and hereby assumes, all obligations (including remediation obligations), damages or liabilities relating or pertaining to the physical and/or environmental condition of the Property and Hotels whether same arise or accrue prior to or from and after the date of Closing, including, without limitation, any obligations or liabilities pertaining to the compliance of the Property, Buyer or Manager with any statute, law or regulation applicable to the Property, Buyer or Manager, and/or the operation or condition of the Property, including, without limitation, any damages or obligations under the Americans with Disabilities Act.
ARTICLE II.
PURCHASE PRICE
     Section 2.01 Price. The Purchase Price for the Property shall be One Hundred Four Million Five Hundred Thousand and No/100 Dollars ($104,500,000.00), subject to closing adjustments as provided in this Agreement.
     Section 2.02 Deposit. An amount equal to Five Hundred Thousand and No/100 Dollars ($500,000.00) (the “Initial Deposit”), in the form of a cashier’s or certified check or wire transfer, shall be deposited with the Escrow Agent by Buyer within one (1) business day of the Effective Date. Such amount to be deposited by the Escrow Agent into an interest-bearing, fully-insured account. In the event that the Deposit has not been lodged with Escrow Agent within one (1) business day following the Effective Date, this agreement shall immediately terminate. The Deposit shall be applied to payment of the Purchase Price at Closing or shall otherwise be paid as herein provided. On or before the expiration of the Study Period, Buyer shall either deposit an additional Two Million and No/100 Dollars ($2,000,000.00) (the “Additional Deposit”) with Escrow Agent (the Initial Deposit and the Additional Deposit (i.e., an aggregate amount equal to $2,500,000.00) is referred to herein as the “Deposit”), or terminate this Agreement as provided herein. In the event Buyer does not terminate this Agreement within the allowed time period, Buyer acknowledges and agrees the Deposit shall be “At Risk” and not refundable to Buyer except in the event of a default by Sellers under this Agreement or as otherwise expressly provided in this Agreement. All interest earned in said account of the Escrow Agent shall be reported by the Escrow Agent to the Internal Revenue Service as income to Buyer (and Buyer agrees to execute a W-9 form and any other federal tax documents necessary in connection therewith).
     Section 2.03 Buyer shall receive a credit against the Purchase Price in an amount equal to the amount of the Deposit and the outstanding principal balance of the Existing Lien as of the Closing Date.

     Section 2.04 Balance of Purchase Price. (a) The balance of the Purchase Price for the Property (subject to the adjustments, credits and/or prorations provided in this Agreement) shall be paid by Buyer by wire transfer of good funds to Escrow Agent at Closing as set forth in Section 12.02.
     Section 2.05 Reserve Accounts. (a) Sellers shall receive a credit to the Purchase Price in an amount equal to the balance of all Reserve Funds as of Closing, and Seller shall transfer all such Reserve Funds to Buyer at Closing. Seller shall execute and deliver all documents necessary to effect such transfer.
ARTICLE III.
OPERATION OF THE PROPERTY
     Section 3.01 Operation in the Ordinary Course of Business. Except to the extent a Manager is authorized under its Management Agreement to do any of the following without having to first obtain the prior consent or authorization of Sellers, Sellers shall not, and shall not permit Manager to, (i) enter into any leases or tenancies with respect to the Property, (ii) enter into any service or maintenance agreements which are not terminable upon thirty (30) days notice, (iii) modify or release any warranties or guaranties with respect to the Property, or (iv) grant any encumbrances on the Property or contract for any construction or service for the Property which may impose any mechanics or materialmen’s lien on the Property beyond Closing other than in connection with the PIPs. Sellers shall, subject to the terms of the Management Agreements, use reasonable efforts to cause the Managers to maintain inventory levels consistent with Managers’ prior practices and continue to operate the Property in the ordinary course of business.
     Section 3.02 Ground Lessor. Sellers agree to assist Buyer in obtaining at or prior to Closing from the lessor under the Ground Lease, (i) a written consent to the transfer and assignment of the Ground Lease to Buyer (the “Consent”), and (ii) an estoppel certificate reasonably satisfactory to Buyer (the “Estoppel Certificate”). Buyer acknowledges that the estoppel certificate delivered in connection with Sellers acquisition of the Ground Lease is a reasonably satisfactory form of Estoppel Certificate. If the Estoppel Certificate actually delivered by the lessor under the Ground Lease discloses a default, a potential default or a previously undisclosed material obligation of Sellers, Sellers, at their option, may adjourn the scheduled Closing Date for a period not to exceed thirty (30) days in order to have such Estoppel Certificate reissued without such change or disclosure.
     Section 3.03 Bulk Sale. Sellers and Buyer acknowledge that they do not intend to comply with and have agreed to waive the provisions of any statutory bulk sale or similar requirements applicable to the transaction to be effected by this Agreement, nor shall any sale and occupancy or similar tax clearance certificates shall be obtained in connection with the Closing, and in both cases, Seller and Buyer agree to rely upon the adjustment and allocation provisions of this Agreement to address any matters that would otherwise be subject to such bulk sale or other requirements or provided for in such tax clearance certificates.
     Section 3.04 Due Diligence. Sellers and their agents shall give Buyer and Buyer’s counsel, accountants, engineers, insurance carriers, lenders and other representatives (“Buyer’s

Representatives”) access to all of Sellers’ properties, books, accounts, contracts, commitments, licenses, site plans, surveys, records and receipts used or useful in connection with the Property or the operation thereof that are in Seller’s possession, and Sellers shall furnish Buyer with all such information concerning Sellers’ affairs with respect to the Property or the operation thereof as Buyer may reasonably request. Buyer shall indemnify, hold harmless and defend Sellers and Manager from and against any loss, damage, liability or claim for personal injury or property damage and any other loss, damage, liability, claim or lien to the extent arising from the acts at or upon the Property by Buyer or Buyer’s Representatives, INCLUDING ANY SUCH LOSS, DAMAGE OR CLAIM TO WHICH THE NEGLIGENCE OF SELLERS AND/OR MANAGER MAY HAVE CONTRIBUTED, but excluding any such loss, damage or claim if and to the extent caused by the gross negligence or reckless or willful misconduct of Sellers and/or Manager. Buyer understands and agrees that any on-site inspections of the Property shall occur at reasonable times agreed upon by Sellers and Buyer after not less than two (2) business days prior written notice to Sellers and shall be conducted so as not to interfere unreasonably with the operation of the Property and the use of the Property by the tenants and the guests of the Hotel. Sellers and/or Manager shall have the right to have a representative present during any such inspections. If Buyer desires to do any invasive testing at the Property, Buyer shall do so only after notifying Sellers and obtaining Seller’s prior written consent thereto, which consent shall not be unreasonably withheld or delayed and may be subject to reasonable terms and conditions as may be proposed by Sellers. Buyer shall not permit any liens to attach to the Property by reason of such inspections. Buyer shall (i) restore the Property, at its own expense, to substantially the same condition which existed prior to any inspections or other activities of Buyer thereon; and (ii) be responsible for and pay any and all liens by contractors, subcontractors, materialmen, or laborers performing the inspections or any other work for Buyer or Buyer’s Representatives on or related to the Property. The provisions of this Section 3.04 shall survive any termination of this Agreement and the Closing.
ARTICLE IV.
PRORATIONS AND ADJUSTMENTS
     Section 4.01 Closing Statement/Operations Settlement.
          (a) Closing Statement. Taxes, rents, revenues and expenses pertaining to assigned Operating Agreements, and prepaid utility charges, shall be allocated and prorated between Buyer and Sellers pursuant to a written Closing Statement to be prepared by Sellers (subject to Buyer’s review and approval) and executed by Buyer and Sellers at the Closing. Any additional amounts owed by Buyer or credits due to Buyer shall be reflected in such statement and the Purchase Price shall be adjusted accordingly.
          (b) Operations Settlement. Room Revenues for the night prior to the Closing Date, prepaid deposits for confirmed reservations, hotel facilities and services for periods after the Transfer Time, and the purchase price for the Tray Ledgers, House Funds and Accounts Receivable shall be determined by the Operations Settlement. As the Closing Date’s financial results are necessary for completion of the Operations Settlement, Buyer agrees to the Hotel’s employees’ completion of posting of financial activity, all schedules, credit card billings, and all other activities normally associated with the daily activity of the Hotels. Any amounts determined to be due and owing to Sellers by Buyer or to Buyer by Sellers pursuant to the Operations Settlement shall be incorporated into the Closing Statements but to the extent that any of the foregoing information is unavailable or is found to be inaccurate, the same shall be handled as a post-closing adjustment, the obligations of which shall survive the Closing. Interest under the Existing Lien for the interest period which includes the Closing Date shall be prorated as of the Transfer Time.
     Section 4.02 Taxes and Rents. At Closing, all general real estate and personal property taxes for the year of the Closing and special taxes and assessments shall be prorated as of the Closing Date (with Buyer to pay taxes attributed to the Closing Date and all periods thereafter) using the latest available tax rates and assessments and taking advantage of any discounts or rebates available for early payment and/or payment before delinquency. Except as set forth herein, the parties shall have no obligation to readjust such prorations after the Closing; provided, however, if the proration is based upon the previous tax year’s bills, the parties shall make an appropriate adjustment upon receipt of the current tax year’s bills. Sellers shall pay general real estate and personal property taxes for all years prior to the year of the Closing and all special taxes or assessments then due and payable as of the Closing Date, except that, if any assessment against the Property, or any portion thereof, is payable in installments, Buyer shall pay any and all of such installments which may be paid after the Closing Date, and any installment relating to the year of Closing shall be prorated as of the Closing Date (with Buyer to pay all portions of such installment attributed to the Closing Date and all periods thereafter). Buyer acknowledges that Sellers (or its predecessors) may be currently pursuing tax appeals with respect to certain of the Hotels. Buyer agrees to continue any such appeals that relate to current tax years at Buyer’s expense; provided, however, that such expense shall be paid out of the proceeds of the tax refund resulting from such appeal, if any, prior to the proration of such refund as contemplated hereby. Seller shall be entitled to continue all such appeals that relate to previous tax years. Except as set forth above, any tax refunds or rebates occurring or accruing with respect to any and all time periods before the Closing Date shall remain the property of Seller, and, if Buyer collects or receives same, Buyer shall promptly remit same to Seller. The provisions of this Section 4.02 shall survive the Closing. All taxes or assessments which become due and payable on or after the Closing Date shall be paid by Buyer.
     Section 4.03 Utilities. Prior to the Closing, Sellers shall notify all utility companies servicing their respective portions of the Property of the anticipated change in ownership of the Property and request that all billings after the Transfer Time be made to Buyer at the addresses of the Hotel located on their portion of the Property. Utility meters will be read, to the extent that the utility company will do so, during the daylight hours on the Closing Date, with charges to that time paid by Seller and charges thereafter paid by Buyer. Prepaid utility charges shall be adjusted on the Closing Statement and paid for at Closing. Charges for utilities which are unmetered, or the meters for which have not been read on the Closing Date, will be prorated between Buyer and Seller as of the Transfer Time on the basis of the charges for the prior period for which bills were issued and shall be further adjusted when the bills for the current period are issued. Seller or Buyer, as appropriate, shall, upon receipt, submit a copy of the utility billings for any such charges to the other party and such party shall pay its pro rata share of such charges to the party requesting payment within seven (7) days from the date of any such request. This obligation shall survive Closing.

     Buyer shall be responsible for paying, before the Closing, all deposits required by utility companies in order to continue service at the Hotels for periods after the Transfer Time and shall take any other action and make any other payments required to assure uninterrupted availability of utilities at the Hotels and the Land for all periods after Closing. Following Closing, all utility deposits made by any Seller shall be refunded directly to Seller by the utility company holding same. This obligation shall survive Closing.
     Section 4.04 Assigned Operating Agreements.
     (a) All income and expenses with respect to the assigned Operating Agreements will be prorated as of the Closing Date (with income and expenses for the Closing Date and thereafter to be allocated to Buyer). There shall be added to the amount due to Sellers at Closing, on the Closing Statement, the amount of any amounts paid by Sellers under any Operating Agreements attributable to periods including and after the Closing Date, and there shall be deducted from the amount due Sellers at Closing, on the Closing Statement, any such amounts paid to and collected by Sellers under any Operating Agreements attributable to periods including and after the Closing Date.
     (b) Sellers shall be responsible for all management fees and other amounts payable or reimbursable under the Management Agreements that accrue for the period prior to the Closing Date. Buyer shall be responsible for all management fees and other amounts payable or reimbursable under the Management Agreements that accrue for the period from and after the Closing Date.
     (c) Rent under the Ground Lease shall be prorated at Closing. Sellers shall be responsible for all rent under the Ground Lease for the period prior to the Closing Date, and Buyer shall be responsible for all rent under the Ground Lease for the period from and after the Closing Date.
     Section 4.05 Room Revenues; Reservations; Tray Ledger; Accounts Receivable and House Funds.
          (a) Room Revenues for the night prior to the Closing Date shall be divided equally between Buyer and Sellers pursuant to the Operations Settlement. Other Revenues for the night prior to the Closing Date shall belong solely to Seller.
          (b) Sellers will request that Manager make available to Buyer a schedule of post-Closing confirmed reservations that includes for whose benefit the reservation was made, the amount of prepaid rent thereunder, the amount of any room rental deposits, and the amount of any other deposits made for advance reservations, banquets and /or future services, if any, to be provided after Closing. Buyer will honor, for its account, the terms and rates of all pre-closing reservations confirmed by Sellers or Managers for dates after the Closing Date. Buyer authorizes Sellers and Managers to continue to accept reservations for periods after the Closing in the ordinary course of Sellers’ or Managers’ business. Buyer recognizes that such reservations may include discounts or other benefits provided in the ordinary course of business, including, without limitation, benefits under any awards programs, sports team, corporate, government or group discounts, weekend discounts or requirements that ancillary food, beverage or other benefits be delivered by Buyer to the guest(s) holding such reservations. Buyer agrees to honor all such reservations in accordance with their terms. Any pre-closing deposits made to Sellers with respect to confirmed reservations for dates after the Closing Date will be credited to Buyer at the Operations Settlement. Any post-closing deposits received by Sellers with respect to confirmed reservations for dates after the Closing Date will be forwarded to Buyer upon receipt. The provisions of the immediately preceding sentence shall survive Closing.
     Buyer will honor, for its account, all of Sellers room allocation agreements and banquet facility and service agreements entered into in the ordinary course of business which have been granted to groups, persons or other customers for periods after the Closing Date at the rates and terms provided in such agreements.
     Buyer agrees that Sellers cannot make and have made no representation or warranty that any party holding a room reservation or agreement for Hotel facilities or services will utilize such reservation or honor such agreement. Buyer, by the execution hereof, assumes the risk of non-utilization of reservations and nonperformance of such agreements.
     The provisions of this Section 4.05(b), including, without limitation, the assumptions of risk set forth above, shall survive the Closing.
          (c) Buyer shall purchase the Tray Ledgers from Sellers pursuant to the Operations Settlement, with deduction for the portion of the Tray Ledger consisting of one-half of the Room Revenues for the night prior to the Closing Date.
          (d) Buyer shall purchase the House Funds, exclusive of any non-cash items, from Sellers pursuant to the Operations Settlement.
          (e) At Closing, Sellers shall receive a credit for all Accounts Receivable in an amount equal to: (i) one hundred percent (100%) of all such Accounts Receivable which are unpaid for not more than ninety (90) days; plus (ii) ninety percent (90%) of all such Accounts Receivable which are unpaid for more than ninety (90) days, but not more than one hundred twenty (120) days; plus (iii) eighty-five percent (85%) of all such Accounts Receivable which are unpaid for more than one hundred twenty (120) days, but not more than one hundred fifty (150) days; plus (iv) eighty percent (80%) of all such Accounts Receivable which are unpaid for more than one hundred fifty (150) days.
     Section 4.06 Accounts Payable and Expenses. All accounts payable and expenses related to operations of the Property which have accrued before the Transfer Time shall be paid by Sellers. Buyer understands and agrees that Sellers may postpone and/or contest payment of any account payable or expense which is the subject of a bona fide dispute, or for which a bill is not rendered until after Closing. All accounts payable and expenses accruing after the Transfer Time will be Buyer’s responsibility.
     Section 4.07 Survival. The provisions of this Article IV shall survive Closing.

ARTICLE V.
EMPLOYEES
     Section 5.01 Salaries, etc. Sellers shall not be responsible for the payment of the salaries, vacation pay, wages or benefits of any employees of the Hotels accruing after the Transfer Time. Sellers shall be responsible for all salaries, vacation pay, wages or benefits of any employees of the Hotels accruing prior to the Transfer Time.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF SELLER
     Subject to the information contained in any reports, documents or materials delivered to Buyer during the Study Period, Seller represents and warrants to Buyer as follows:
     Section 6.01 Existence and Good Standing. Sellers are duly organized, validly existing and in good standing under the laws of the state of their respective organization.
     Section 6.02 Authority. Sellers have, and on the Closing Date will have, all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein pursuant to the terms and conditions of this Agreement.
     Section 6.03 No Conflict. Subject to the satisfaction of all conditions to Closing, the execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not conflict with, breach, result in a default under, or violate any commitment, document or instrument to which any Seller is a party or by which it is bound.
     Section 6.04 Seller Is Not a “Foreign Person”. None of the Sellers is a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code, as amended (i.e., none of Sellers is a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Internal Revenue Code and regulations promulgated thereunder).
     Section 6.05 Insurance. To Sellers’ Knowledge, all insurance policies held with respect to the Property by Seller or Manager are valid and in full force and effect and Sellers have and, to Sellers’ Knowledge, Manager has complied with all requirements or recommendations of the insurance carriers of the insurance policies.
     Section 6.06 No Special Taxes. Except as disclosed by the Permitted Exceptions or due diligence materials delivered or otherwise made available by Seller, Seller has no Knowledge of, nor has it received any notice of, any special taxes or assessments relating to the Property or any part thereof or any planned public improvements that may result in a special tax or assessment against the Property. Sellers have paid any and all taxes assessed or imposed upon the Property other than those which are not yet due and payable. To Sellers’ Knowledge, no lien exists or can be asserted against the Property (other than inchoate liens for real estate taxes and assessments not yet delinquent) because of the failure of Sellers to file any tax return or report or to pay any federal, state or local taxes of any kind, including, but not limited to, income, sales, property, social security, employment or withholding taxes, or any assessments, interest, penalties or deficiencies, fees or other governmental charges or impositions.
     Section 6.07 Litigation. Except as set forth on the schedule attached as Exhibit “J” hereto, Sellers have no Knowledge of any pending or threatened litigation or other legal or administrative proceeding, with respect to the Property in which any Seller is named a party which has not been resolved, settled or dismissed.
     Section 6.08 Condemnation. Sellers have not received any written notice of any pending condemnation proceeding or other proceeding in eminent domain, and to the Sellers’ Knowledge, no such condemnation proceeding or eminent domain proceeding is threatened affecting the Property or any portion thereof.
     Section 6.09 Compliance with Applicable Law. Sellers have not received any written notice of a material violation of any applicable law with respect to the Property which have not been cured or dismissed.
     Section 6.10 Existing Lien. The Existing Lien is in full force and effect and Sellers have received no written notice of any defaults which have not been cured thereunder. Sellers have paid all amounts owed by Sellers under the Existing Liens.
     Section 6.11 Management Agreements. Sellers have received no written notice of an Event of Default (either by Manager or by Sellers) under any Management Agreement (as defined therein). Sellers have heretofore delivered or simultaneously herewith delivered to Buyer a current, complete and correct copy of each Management Agreement.
     Section 6.12 Financial Statements. To Seller’s Knowledge, the financial statements and records with respect to the Property which Buyer has been and will be given to review in connection with a due-diligence inspection thereof are and will be true, correct and complete in all material respects and accurately present the financial position and results of operations of Sellers and the Property in all material respects as of the date of such financial statements for the periods covered thereby. The foregoing representation and warranty is not intended as a statement by Seller concerning the Property’s fair market value or profitability. To Seller’s Knowledge, since the date of the most recent financial statements that have been given or will be given to Buyer to review: (i) Sellers’ business with respect to the Property has been operated in the ordinary course and there has been no material adverse change in its financial condition, assets, liabilities and results of operations as such relate to the Property, and (ii) the Property has had no strikes or labor disputes.
     Section 6.13 Pension Plans. Seller is not a party to, bound by, or required by law or contract to contribute to any pension, profit-sharing or retirement plan, including, without limitation, any, “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the regulations thereunder. Seller does not contribute to, has not contributed to, and is not required by law or contract to contribute to, any Multiemployer Plan within the meaning of ERISA.

     Section 6.14 Operating Agreements. To Seller’s Knowledge after inquiry with Manager, the Operating Agreements set forth on Exhibit G attached hereto is a true, correct and complete list of Operating Agreements affecting the Hotels.
     Section 6.15 Employees. There is no union or collective bargaining agreement in effect relating to any employee whose job relates to the Property or its operation.
     Section 6.16 Ground Lease. The Seller listed on Exhibit I as the owner of the Wilmington, Delaware Residence Inn owns a leasehold interest in the Hotel and that portion of the Land located in Wilmington, Delaware pursuant to the Ground Lease. The Ground Lease is in full force and effect, Seller has not received any written notice of default from the lessor under the Ground Lease that remains uncured, Seller has not sent any written notice of default to the lessor under the Ground Lease that remains uncured. Except as otherwise provided in the Estoppel Certificate, Buyer has provided, or will provide, a true, correct and complete copy of the Ground lease within five (5) business days after the Effective Date.
     The representations and warranties in this Article 6 shall survive the Closing for a period of six (6) months following the Closing Date. Notwithstanding anything to the contrary contained in this Agreement, any claim that Buyer may have at any time against Sellers for any breach of the representations and warranties contained in this Article 6 will not be valid or effective, and Sellers shall have no liability with respect thereto, unless the aggregate of all valid claims exceed one percent (1%) of the Purchase Price. Sellers’ liability for damages resulting from valid claims shall in no event exceed five percent (5%) of the Purchase Price in the aggregate. In the event Buyer obtains knowledge on or before Closing of any inaccuracy in any of the representations and warranties contained in this Article 6, and Buyer nevertheless elects to proceed with the Closing, Buyer shall be deemed to have waived any and all claims against Seller on account of such inaccuracy.
ARTICLE VII.
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Sellers as follows:
     Section 7.01 Existence and Good Standing. Buyer is a corporation, and is duly organized, validly existing and in good standing under the laws of the state of its organization.
     Section 7.02 Authority. Buyer has, and on the Closing Date will have, all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein pursuant to the terms and conditions of this Agreement.
     Section 7.03 No Conflict. To Buyer’s knowledge, the execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not conflict with, breach, result in a default under, or violate any commitment, document or instrument to which Buyer is a party or by which it is bound.

     Section 7.04 AS IS. BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT THE PROPERTY IS BEING SOLD TO BUYER AND THAT BUYER AGREES TO PURCHASE AND ACCEPT THE PROPERTY, AND EACH AND EVERY PART AND COMPONENT THEREOF, IN AN “AS IS, WHERE IS” CONDITION AS OF THE CLOSING WITH NO REPRESENTATIONS OR WARRANTIES FROM SELLERS, EITHER EXPRESS OR IMPLIED EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. BUYER AGREES THAT BUYER IS NOT RELYING UPON, AND HAS NOT RECEIVED OR BEEN GIVEN, ANY REPRESENTATIONS (EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT), STATEMENTS OR WARRANTIES (ORAL OR WRITTEN, IMPLIED OR EXPRESS) OF OR BY ANY OFFICER, EMPLOYEE, AGENT OR REPRESENTATIVE OF SELLER, OR ANY SALESPERSON OR BROKER (IF ANY) INVOLVED IN THIS TRANSACTION, AS TO THE PROPERTY OR ANY PART OR COMPONENT THEREOF IN ANY RESPECT, INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATIONS, STATEMENTS OR WARRANTIES AS TO THE PHYSICAL OR ENVIRONMENTAL CONDITION OF THE PROPERTY, THE FITNESS OF THE PROPERTY FOR USE AS A HOTEL, THE FINANCIAL PERFORMANCE OR POTENTIAL OF THE PROPERTY, THE COMPLIANCE OF THE PROPERTY WITH APPLICABLE BUILDING, ZONING, SUBDIVISION, ENVIRONMENTAL, LIFE SAFETY OR LAND USE LAWS, CODES, ORDINANCES, RULES, ORDERS, OR REGULATIONS, OR THE STATE OF REPAIR OF THE PROPERTY, AND BUYER, FOR ITSELF AND ITS HEIRS, LEGAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS, WAIVES ANY RIGHT TO ASSERT ANY CLAIM OR DEMAND AGAINST SELLERS AT LAW OR IN EQUITY RELATING TO ANY SUCH MATTER, WHETHER LATENT OR PATENT, DISCLOSED OR UNDISCLOSED, KNOWN OR UNKNOWN, NOW EXISTING OR HEREAFTER ARISING. EXCEPT FOR ANY TITLE OR SURVEY MATTERS CREATED SOLELY BY SELLER IN VIOLATION OF THIS AGREEMENT OR ACTS OF FRAUD BY SELLER, BUYER AGREES THAT IT SHALL HAVE NO RECOURSE WHATSOEVER AGAINST SELLER, AT LAW OR IN EQUITY, SHOULD THE SURVEY OR THE TITLE INSURANCE COMMITMENTS OR THE TITLE POLICIES FAIL TO DISCLOSE ANY MATTER AFFECTING THE PROPERTY OR REVEAL ANY SUCH MATTER IN AN INACCURATE, MISLEADING OR INCOMPLETE FASHION OR OTHERWISE BE IN ERROR. BUYER ACKNOWLEDGES THAT IT SHALL REVIEW THE SURVEY AND THE TITLE INSURANCE COMMITMENTS (AS SAME MAY BE MARKED AT CLOSING) AND TO DISCUSS THEIR CONTENTS WITH THE INDEPENDENT CONTRACTORS WHO PREPARED OR ISSUED EACH OF THEM. EXCEPT AS AFORESAID, BUYER ACCORDINGLY AGREES TO LOOK SOLELY TO THE PREPARER OF THE SURVEY AND THE ISSUER OF THE TITLE INSURANCE COMMITMENTS AND TITLE POLICIES FOR ANY CLAIM ARISING OUT OF OR IN CONNECTION WITH SUCH INSTRUMENTS AND HEREBY RELEASES SELLERS FROM ANY SUCH CLAIM (EXCEPT FOR ANY CLAIM THAT SELLERS AGREE TO CURE AS SET FORTH IN THIS AGREEMENT).
     Buyer recognizes that the Hotels and Personal Property are not new and that there exists a possibility that the Property is not in compliance with the requirements which would be imposed on a newly constructed hotel by presently effective federal, state and local building, plumbing, electrical, fire, health, handicap, environmental and life safety laws, codes, ordinances, rules, orders and/or regulations (collectively, the “building codes”). The Hotels and other improvements on the Land may contain substances or materials no longer permitted to be used in newly constructed buildings including, without limitation, asbestos or other insulation materials, lead or other paints, wiring, electrical, or plumbing materials and may not contain other materials or equipment required to be installed in a newly constructed building. Buyer will be given the opportunity, as set forth in Section 11.03, to review the results of such investigations and inspections of the Property as Buyer deemed necessary with respect to all such matters. Buyer agrees to accept and shall the Property in an “AS-IS, WHERE IS” condition and at Closing to accept and assume the risk of noncompliance of the Property with all such building codes. Except with respect to those representations set forth in Section 6 hereof, Buyer waives any right to excuse (except as set forth in Section 11.03 below) or delay performance of its obligations under this Agreement or to assert any claim against Sellers (before or after Closing) arising out of any failure of the Property to comply with any such building codes. Buyer acknowledges and agrees that Seller has endeavored to list on Exhibit “G” hereto, and to provide copies to Buyer of, the Operating Agreements. Buyer further acknowledges that Seller is relying on Manager to provide such list and copies of the Operating Agreements. Buyer acknowledges that Buyer is assuming all Operating Agreements whether or not same are set forth on Exhibit “G” or whether or not copies of which have been provided to Buyer, and Buyer hereby waives any claims Buyer may have for any inaccuracy in the list of Operating Agreements set forth on Exhibit “G” or the fact that a particular Operating Agreement may not have been provided to Buyer for its review.
     Except with respect to those representations set forth in Section 6 hereof, it is specifically understood and agreed by Sellers and Buyer that Sellers do not make, and shall not be deemed to have made, any representation, warranty or covenant with respect to (i) any Environmental Laws that may affect any of the Property or (ii) the presence or absence of any Hazardous or Toxic Substances in, on, above, under or about any of the Property. As used in this Section 7.04, (A) the term “Environmental Laws” means all federal, State and local laws, codes, ordinances, rules, orders and regulations now or hereafter in effect relating to pollution or the protection of the environment, including without limitation, all laws, codes, ordinances, rules, orders and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge, spill or disposal of any or all Hazardous or Toxic Substances, and (B) the term “Hazardous Substances” or “Toxic Substances” means materials and substances defined as “hazardous substances”, “hazardous wastes”, “toxic substances” or “toxic wastes” in (I) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601-9675, as amended by the Superfund Amendments and Reauthorization Act of 1988, and any further amendments thereto and rules, orders and regulations thereunder; (II) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901-6992, as amended by the Hazardous and Solid Waste Amendments of 1984, and any further amendments thereto and rules, orders and regulations thereunder; or (III) any other Environmental Laws.
     It is understood and agreed by Sellers and Buyer that in the event of any conflict between the terms and provisions of this Section 7.04 and any other term or provision to this Agreement, the relevant term or provision of this Section 7.04 shall control and govern. The provisions of this Section 7.04 shall survive Closing.

ARTICLE VIII.
REMEDIES
     Section 8.01 Seller’s Remedies. If Buyer defaults under any provision of this Agreement before the Closing, Buyer and Sellers agree that the damages that Sellers will sustain as a result thereof will be substantial, but the actual damages will be difficult or impossible to ascertain. Accordingly, Buyer and Sellers agree that, in the event of Buyer’s default, Sellers may, as their sole and exclusive remedies, terminate this Agreement by written notice to Buyer in which event Sellers shall retain the Deposit as liquidated damages for such default, the amount of which Deposit Buyer and Sellers agree is not punitive or a penalty but is just, fair and reasonable.
     Section 8.02 Buyer’s Remedies. In the event of a default hereunder on the part of any Seller in any material respect, Buyer’s sole and exclusive remedies hereunder shall be either: (1) the right to terminate this Agreement and receive a return of the full amount of the Deposit and Buyer shall be entitled to receive from Sellers a reimbursement amount equal to Buyer’s actual out-of-pocket costs incurred incurred by Buyer in connection with its inspections and due diligence preformed on the Property upon providing Sellers receipts or other similar evidence of such costs, such reimbursement amount not to exceed $100,000.00 in the aggregate; or (2) the right to seek specific performance hereof, provided that Buyer must file a suit for specific performance in the appropriate jurisdiction within sixty (60) days from the date of such default by such Seller.
     The parties waive all damages and remedies for defaults prior to Closing except as provided in this Agreement.
     Section 8.03 Survival. Except for obligations which by their express terms are to survive Closing or which by their express terms are to be performed following Closing, the terms and provisions of this Agreement shall not survive the Closing and shall merge into the Deeds from Sellers to Buyer. The provisions of this Section 8.03 shall survive Closing.
     Section 8.04 Costs and Attorneys’ Fees. In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, then the prevailing party in such litigation shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys’ fees at trial and all appellate levels. The provisions of this Section 8.04 shall survive the Closing or any termination of this Agreement.
     Section 8.05 Limitation of Liability. Each party waives its rights to recover from the other party consequential, punitive, exemplary, and speculative damages. The provisions of this Section 8.05 shall survive the termination of this Agreement. The provisions of this Section 8.05 shall not limit or affect the rights of Sellers to receive the Deposit as liquidated damages as and when provided in this Agreement.

ARTICLE IX.
CONDITIONS
     Section 9.01 Sellers’ Obligation. In addition to any other conditions precedent for the benefit of Sellers expressly set forth in this Agreement, the obligation of Sellers to perform this Agreement is subject to the following conditions unless waived in writing by Sellers:
          (a) The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date.
          (b) Buyer shall have performed all obligations required to be performed by it under this Agreement on or prior to the Closing Date.
          (c) Buyer shall have assumed all obligations and liabilities under the Existing Lien and Lender shall have released Sellers and their Affiliates from all obligations and liabilities arising or accruing from and after the Closing Date under the Existing Lien.
          (d) Buyer shall have assumed all obligations and liabilities under the Management Agreements and Managers shall have released Sellers and their Affiliates from all obligations and liabilities arising or accruing from and after the Closing Date under the Management Agreements and any guarantees thereof.
          (e) Managers shall have irrevocably waived in writing any right to purchase the Hotels under the Management Agreements.
          (f) The lessor under the Ground Lease shall have consented to the assignment of the Ground Lease to Buyer pursuant to this Agreement.
     Section 9.02 Buyer’s Obligation. In addition to any other conditions precedent for the benefit of Buyer expressly set forth in this Agreement, the obligation of Buyer to perform this Agreement is subject to the following conditions unless waived in writing by Buyer:
          (a) The representations and warranties of Sellers in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date.
          (b) Sellers shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.
          (c) Managers shall have irrevocably waived in writing any right to purchase the Hotels under the Management Agreements.
          (d) The lessor under the Ground Lease shall have consented to the assignment of the Ground Lease to Buyer pursuant to this Agreement and Buyer shall have received the Estoppel Certificate in a form and content reasonably satisfactory to Buyer. Buyer shall use commercially reasonable efforts to obtain such consent on or before Closing.

          (e) Lender shall have consented to Buyer’s (or Permitted Assignee’s) assumption of the Existing Lien.
ARTICLE X.
CONVEYANCE OF ASSETS
     Section 10.01 Instruments of Conveyance. At Closing, Sellers and Buyer shall execute and deliver to each other the following documents:
          (a) Sellers, unless such Seller holds title to its portion of the Land pursuant to a Ground Lease, shall execute and deliver to Buyer the Deeds.
          (b) The Seller which holds title to its portion of the Land pursuant to a Ground Lease and Buyer shall execute and deliver to each other counterparts of the Assignment and Assumption of Ground Lease.
          (c) Each Seller and Buyer shall execute and deliver to each other a Bill of Sale (Personal Property).
          (d) Each Seller and Buyer shall execute and deliver to each other counterparts of an Assignment and Assumption of Intangible Property.
          (e) Each Seller and Buyer shall execute and deliver to each other counterparts of an Assignment and Assumption of Operating Agreements.
          (f) Each Seller and Buyer shall execute and deliver to each other counterparts of an Assignment and Assumption of Management Agreements.
          (g) Sellers and Buyer shall execute a closing statement.
          (h) Each Seller shall execute and deliver, at Closing, a so-called “Non-Foreign Affidavit” (pursuant to Section 1445 of the Internal Revenue Code).
          (i) Buyer shall complete and deliver at Closing a Form 1099 as required by the Internal Revenue Code.
          (j) Buyer and Sellers shall execute such other affidavits, authorizing resolutions, and documents as may be reasonably required by the Title Company.
          (k) Each Seller and Buyer shall execute and deliver assignment and assumption documents and such other documents and instruments required by Lender in connection with the assumption by Buyer of the Existing Lien.
          (l) Buyer shall execute and deliver an assignment of this Agreement with respect to each Property to a Permitted Assignee, each of which shall execute and deliver the other closing documents referenced in this Section 10.01 to be executed and delivered by the “Buyer” for its applicable Property.
     Section 10.02 Personal Property. Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller the Inventory. Buyer shall pay for same at cost on the Closing Date.
ARTICLE XI.
TITLE TO REAL PROPERTY
     Section 11.01 Title Insurance Commitments. Promptly after Effective Date, Seller shall order the Title Insurance Commitments from the Title Company. Buyer will review the Title Insurance Commitments during the Study Period. In the event Buyer does not terminate this Agreement on or before the expiration of the Study Period, all matters shown in the Title Commitments shall be deemed Permitted Exceptions, other than Monetary Encumbrances (as described in the definition of Permitted Exceptions) or other matters Seller expressly agrees to cure on or before Closing.
     Section 11.02 Survey. Promptly after the Effective Date, Seller shall deliver to Buyer a copy of the Surveys. Buyer, at Buyer’s sole cost and expense, may elect to order updates of the Surveys. In the event Buyer does not terminate this Agreement on or before the expiration of the Study Period, all matters shown on the Surveys shall be deemed Permitted Exceptions, other than matters Seller expressly agrees to correct on or before Closing.
     Section 11.03 Study Period. If, prior to the expiration of the Study Period, Buyer provides written notice to Seller and Escrow Agent that it has determined in its sole, absolute and unreviewable discretion, to terminate this Agreement, this Agreement shall terminate, the Deposit shall be promptly returned to Buyer and Buyer and Sellers shall be released from all further liability or obligation hereunder except those which expressly survive a termination of this Agreement. If Buyer does not provide such written notice of termination, the Deposit shall become non-refundable except as otherwise expressly provided herein. Buyer shall have no discussions, correspondence, or other contact with any Hotel employees.
ARTICLE XII.
THE CLOSING
     Section 12.01 Time and Place. Subject to the conditions in Article IX, the casualty and condemnation provisions in Article XIII and an extension of the Closing Date as a result of a delay in closing the assumption of the Existing Lien, the Closing shall take place on the Closing Date at 10:00 a.m. (local time) at the office of counsel for Seller, or at such other date, place and time as Buyer and Sellers may mutually agree upon in writing. At the request of either party, Buyer and Sellers shall reasonably cooperate to accomplish this Closing “by mail.” Buyer shall take possession of the Property effective as of the Closing Date.
     Section 12.02 Payment of Purchase Price. At the Closing, Buyer shall deliver by wire transfer of good funds the balance of the Purchase Price (subject to adjustments and/or prorations provided in this Agreement) to the Escrow Agent no later that 12:00 p.m. (Eastern Time) on the Closing Date. The balance of the Purchase Price (as adjusted) shall be paid to each of the Sellers, in such amounts as directed by the Sellers, by the Escrow Agent by wire transfer of good funds to such bank accounts specified by Sellers after delivery of the closing documents by Sellers to the Title Company but before recordation of the Deeds or any other instrument all as more particularly set forth in the escrow closing instructions of Sellers and Buyer.
     Section 12.03 Closing Costs. (a) Sellers shall pay the following costs and expenses at Closing:
(1) Sellers’ prorated share of real estate and tangible personal property taxes, rents or assessments as set forth in this Agreement and any general real estate and personal property taxes for all years prior to the year of the Closing;
(2) The cost of issuing the Title Insurance Commitments and the premium for issuance of the Title Policies together with the cost of reasonable and customary endorsements to the Title Policies not relating to Buyer’s financing, if any;
(3) Sellers’ own legal expenses;
(4) One-half of the closing fee and/or settlement fee charged by the Escrow Agent;
(5) All costs of satisfying in full any encumbrances in the form of monetary liens from the Title Policies, other than the Existing Lien; and
(6) Any and all other costs and expenses expressly allocated to Sellers under this Agreement.
(b) Buyer shall pay the following costs and expenses at Closing:
(1) Costs of transferring or canceling any Operating Agreements;
(2) Costs of recording the Deeds and any other transfer documents requiring recordation;
(3) All premiums and costs for issuing any endorsements or additional coverage to the Title Policy which are not to be paid by Sellers or contemplated hereinabove, any title insurance premium or cost (including endorsements and additional coverage with respect thereto) related to Buyer’s financing;
(4) Costs of supplying tax certificates to the Title Company;
(5) Any sales taxes, transfer taxes or stamp taxes pertaining to the transfer of the Property from Sellers to Buyer;
(6) All costs associated with the Existing Lien, including, without limitation, all transfer fees, application fees, points and/or assumption fees required in connection with the assignment of the Existing Lien and all expenses of Lender, including, without limitation, legal fees and expenses, all mortgage and similar stamp taxes in connection with the assumption of the Existing Lien.
(7) All costs associated with the Ground Lease, including, without limitation, all expenses of the ground lessor and its legal fees and expenses.
(8) Buyer’s prorated share of all real estate and tangible personal property taxes, rents, or assessments as set forth in this Agreement;
(9) Buyer’s own legal expenses;
(10) One-half of the cost of closing or settlement fee charged by the Escrow Agent.
(11) The cost of revising or updating any of the Surveys; and
(12) Any termination charges related termination of any Operating Agreements.
(13) Any UCC searches.
(14) Any costs or expenses incurred by Buyer in connection with its inspections and due diligence preformed on the Property.
(15) Any and all other costs and expenses expressly allocated to Buyer under this Agreement.
     Section 12.04 Revenue and Expense Prorations. Pursuant to Article IV, Sellers and Buyer will make appropriate apportionments and prorations of expenses, rents, taxes and revenues and settle them by appropriate credits on the Closing Statement or pursuant to the Operations Settlement, as the case may be.
     Section 12.05 Closing Documents. At the Closing, Buyer and Sellers shall also execute and deliver such documents as are specified or contemplated by this Agreement, including, but not limited to, those required by Sections 4.01 and 10.01.
ARTICLE XIII.
INSURANCE, CONDEMNATION AND CASUALTY
     Section 13.01 Insurance. All Sellers’ insurance policies, including, without limitation, fire and any additional hazard insurance, shall be maintained in full force and effect until the Transfer Time, and shall be cancelled by Sellers as of the Transfer Time, and any refunded premiums shall be retained by Sellers. Buyer will be responsible for acquiring and placing its own insurance in force from and after the Transfer Time.

     Section 13.02 Condemnation and Casualty. (a) If, before the Closing, any Seller receives notice that any Hotel or Hotels and any parcel or parcels comprising the Land are to be wholly condemned, or to be condemned in such substantial part that the value of the portion of the Hotels and Land so condemned exceeds Fifty Million and No/100 Dollars ($50,000,000), or if one or more of the Hotels is wholly or partially destroyed by fire or other casualty, or if so much of the Hotels is damaged by fire or other casualty to the extent that the cost of repairing such damage shall exceed Fifty Million and No/100 Dollars ($50,000,000.00) as determined by the casualty insurer(s) insuring the Hotels, then, in any such event, Buyer and each of the Sellers shall each have the right to terminate this Agreement by delivering notice of termination in writing to the other party within thirty (30) days after the receipt of notice of such condemnation or casualty (but not later than the Closing Date) (which notice will, to the extent then known, contain the amount of compensation offered for such condemnation or the amount of insurance proceeds offered to be paid on account of such casualty, as the case may be) and upon giving such notice of termination the Deposit shall be returned by the Escrow Agent to Buyer, and Sellers and Buyer shall each be released and discharged from any further obligation to each other hereunder except for those which expressly survive the termination of this Agreement; provided, however, that if neither Buyer nor Sellers elects to terminate this Agreement, the purchase contemplated herein shall be consummated without reduction of the Purchase Price, within the later of (i) fifteen (15) days after the expiration of such thirty (30) day period or (ii) the Closing Date, but Buyer shall be entitled to all proceeds of fire or other casualty insurance or condemnation (other than proceeds relating to business interruption or loss for periods prior to the Transfer Time), Buyer shall receive a credit to the Purchase Price for any deductibles with respect to any insurance proceeds and Sellers shall have no responsibility for the restoration and repair of the Property.
          (b) If, before the Closing, any one or more Hotel is damaged by fire or other casualty to the extent that the cost of repairing or restoring the same shall be less than an amount equal to Fifty Million and No/100 Dollars ($50,000,000.00), or if any Seller receives notice that any Hotel and/or Land is to be partially condemned but that the value of the Land and Hotels to be condemned does not exceed Fifty Million and No/100 Dollars ($50,000,000.00), then, and in any such event, the Closing shall proceed as scheduled and Sellers shall assign to Buyer the proceeds (excluding proceeds for business interruption or loss for periods prior to the Transfer Time) of any casualty insurance or any condemnation award, as the case may be, Buyer shall receive a credit to the Purchase Price for any deductibles with respect to any insurance proceeds and Sellers shall have no responsibility for restoration or repair of the Property.
ARTICLE XIV.
MISCELLANEOUS COVENANTS AND PROVISIONS
     Section 14.01 Assignment; Successors and Assigns. Except as otherwise provided in this Section 14.01, neither this Agreement nor any right or interest herein may be assigned by Buyer without the prior written approval of Sellers. Notwithstanding anything to the contrary, Buyer shall assign this Agreement to one or more Permitted Assignees to the extent required by Lender without obtaining Sellers’ consent; and (1) such Permitted Assignee(s) will assume in writing all of Buyer’s applicable obligations and liabilities hereunder, (2) a copy of the assignment and assumption of this Agreement will be provided to Sellers promptly following execution thereof and (3) Buyer shall not be released from any of its obligations to Sellers hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.
     Section 14.02 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
     Section 14.03 Waiver. No failure or delay in acting by any party to this Agreement shall be deemed a waiver of such party’s rights. Any waiver of rights or remedies shall be required to be signed by the party charged with the waiver in order for such waiver to be effective.
     Section 14.04 Amendments. This Agreement may be modified or amended only by the written consent of Sellers and Buyer.
     Section 14.05 Further Agreements. Each party agrees that it will execute and deliver to the other party any additional documents, agreements or instruments necessary or reasonable to give effect to this Agreement or any provision hereof.
     Section 14.06 Entire Agreement. This Agreement sets forth all the promises, representations, agreements, conditions and understandings relative to the transactions set forth herein, and neither Sellers nor Buyer are relying upon any promises, representations, agreements, conditions or understandings, either oral or written, (which are hereby superseded in their entirety) other than those expressed in this Agreement.
     Section 14.07 Brokers and Finders. Sellers and Buyer each represent and warrant to the other that it has not employed, retained or consulted any broker, agent or other finder with respect to the Property or in carrying on negotiations relative to this Agreement, except as provided for in this Section 14.07, and Sellers and Buyer shall indemnify and hold the other harmless from and against any and all claims, demands, causes of action, debts, liabilities, judgments and damages (including costs and reasonable attorneys’ fees incurred in connection with the enforcement of this indemnity) which may be asserted or recovered against the other on account of any brokerage fee, commission, or other compensation arising in breach of this representation and warranty. Sellers and Buyer hereby acknowledge that Broker, a licensed real estate broker involved in the negotiation of the transactions contemplated herein, shall be paid a sales commission by Sellers pursuant to a separate agreement.
     Section 14.08 Notices. All notices, demands and requests required, permitted or given pursuant to the provisions of this Agreement shall be in writing, and either hand delivered in person or delivered by certified mail, postage prepaid, return receipt requested, facsimile or by Federal Express or other similar overnight courier service, addressed as follows:

If to Sellers:	Ashford Hospitality Limited Partnership
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Attention: David A. Brooks
Fax No.: (972) 490-9605

with a copy to:

Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
Attention: Brigitte Kimichik
Fax No.:

If to Buyer	Schuylkill, LLC
c/o Fox Rothschild LLP
2000 Market Street
Philadelphia, Pennsylvania 19103
Attention: Michael J. Kornacki, Esq.
Fax No.: (215) 299-2150

with a copy to:

Fox Rothschild LLP
2000 Market Street
Philadelphia, Pennsylvania 19103
Attention: Mark L. Morris, Esq.
Fax No.: (215) 299-2150
     Any notice, demand or request which shall be served upon any of the parties in the manner aforesaid shall be deemed sufficiently given (i) upon being hand delivered in person, (ii) transmitted by facsimile transmission provided a copy is sent pursuant to (iii) on the following business day, or (iii) upon being deposited with Federal Express or other similar overnight courier service; provided, however, the time period in which any response to such notice, demand or request must be given shall commence on the date of actual delivery of the notice, demand or request to the address to which it is sent (rather than delivery to the specific addressee). Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as provided below shall be deemed delivery of the notice, demand or request sent. The addresses given above may be changed by any party by ten (10) days’ prior notice to all other parties given in the manner provided herein. Notices may be sent on behalf of the parties by their respective attorneys.
     Section 14.09 Section Headings; Interpretation. The section headings of this Agreement are for reference only and shall not be used to construe or interpret this Agreement. All terms and words used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. If any term or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held legally invalid or unenforceable, the remainder of this Agreement, and the application of such terms or conditions to persons or circumstances other than those as to which it is held legally invalid or unenforceable, shall not be affected thereby and each term and condition of this Agreement shall be valid to the fullest extent permitted by law.

     Section 14.10 Governing Law. This Agreement shall be governed by the laws of the state of Texas; provided, however, that with respect to matters that relate to a specific portion of the Property, then this Agreement shall be governed by the laws of the state where such Property is located.
     Section 14.11 Disclosure of Confidential Information/ Public Announcements/ Communication with Governmental Authorities/ Communication with Employees. (a) The parties hereto acknowledge and agree that the existence of this Agreement, the terms of this Agreement and any other information disclosed in the due diligence materials delivered to or produced by Buyer or any other documents, materials, data or other information with respect to the Property which is not generally known to the public (the “Confidential Information”) shall in all respects remain confidential and shall not be disclosed by the Buyer or Sellers except as provided herein. Buyer and Sellers may disclose Confidential Information to their respective officers, directors, employees, attorneys, accountants, consultants, lenders, financial advisors, partners and investors (collectively, “Representatives”), who in the reasonable business judgment of such party, need to know the Confidential Information for the purpose of evaluating the transactions contemplated by this Agreement. The disclosure of any Confidential Information by any Representative of Buyer or Sellers in breach of this Agreement will constitute a breach of this Agreement by Buyer or Sellers (as the case may be), for which such party will be liable. If a party or any of its Representatives is required by any subpoena, interrogatories, request for production, or other legal process or by any applicable law or regulation to disclose any Confidential Information, such party will give (to the extent not prohibited by law) the other party prompt written notice of the requirement and will cooperate with the other party so that the other party, at their expense, may seek an appropriate protective order. In the absence of a protective order, such party and its Representatives may disclose only such Confidential Information as may in such party’s reasonable opinion, be necessary to avoid any penalty, sanction, or other material adverse consequence, and such party will use commercially reasonable efforts to secure confidential treatment of any Confidential Information so disclosed.
     (b) Notwithstanding the foregoing, any party hereto shall have the right to make a public announcement regarding the transaction described in this Agreement, provided, however, that, prior to and as a condition precedent to such public announcement, all other parties hereto shall approve the timing, form and substance of any such public announcement, except if a party hereto is required to make a public announcement under any securities law, the party making such public announcement may do so only after having provided the other party with a copy of such public announcement and only as long as such public announcement is made in strict accordance with the applicable law requiring such public announcement be made.
     (c) Without limiting the generality of the provisions in subsection (a) above, Buyer shall not, through its officers, employees, managers, contractors, consultants, agents, representatives or any other person (including, without limitation, Buyer’s third party consultants), directly or indirectly, communicate with any governmental authority or any official, employee or representative thereof, involving any matter with respect to the Property without the Sellers’ prior written consent, which consent shall not be unreasonably withheld, unless such communication is arranged by the Sellers. Notwithstanding the foregoing, Buyer and its representatives and consultants shall have the right to review building department, health department and other local governmental authority records with respect to the Property and the operation of the Hotels and request written or verbal confirmation of zoning and any other compliance by the Land or Hotels with any applicable laws, without any requirement to obtain the consent of the Sellers. Notwithstanding the foregoing, Buyer shall have the right to (a) file such notices and documents necessary to comply with laws (including, without limitation, closing notices and bulk sales notifications), and (b) communicate with the applicable governmental authority in connection with the issuance of any liquor licenses required for the sale of liquor at the Hotels (including, without limitation, the filing of any applications or other documents), and any and all other permits or licenses required to be transferred or applied for in connection with the sale of the Hotels, all without the prior consent of the Sellers; provided, however, that (i) Buyer shall provide Sellers with regular updates regarding the progress of any and all such communications; and (ii) no inspections of the Hotels by the applicable governmental authorities shall occur unless a representative of the Sellers is present during such inspections.
     (d) Communication with Employees. Without limiting the generality of the provisions in subsection (a) above, Buyer shall not, through its officers, employees, managers, contractors, consultants, agents, representatives or any other person (including, without limitation, Buyer’s third party consultants), directly or indirectly, communicate with any Employees or any person representing any Employees involving any matter with respect to the Property, the Employees or this Agreement, without the prior written consent of Sellers and Managers, which consent shall not be unreasonably withheld, conditioned or delayed, unless such communication is arranged by the Sellers and/or Managers.
     Section 14.12 Time of Essence. Time is of the essence of this Agreement and each term and provision hereof; provided, however (unless specifically provided to the contrary elsewhere in this Agreement), when the date by which any action, event or condition is to occur or any notice or other communication is to be given falls on a Saturday, Sunday or legal holiday, the date by which such action, event or condition is to occur or such notice or other communication is to be given shall be automatically extended to the business day immediately succeeding such Saturday, Sunday or legal holiday.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first above written.

BUYER:

SCHUYLKILL, LLC, a Delaware limited liability company

By: /S/ STEVE FAIRBANKS
Name: Steve Fairbanks
Its: Authorized Member

Date Executed: October 12, 2005

SELLERS’ SIGNATURE PAGE TO AGREEMENT OF PURCHASE AND SALE BETWEEN UNDERSIGNED SELLERS AND SCHUYLKILL, LLC DATED OCTOBER 12, 2005

SELLERS:

[Sellers]

By: /S/ DAVID A. BROOKS

By: /S/ DAVID A. BROOKS
Name: David A. Brooks
Its: Chief Legal Officer

Date Executed: October 12, 2005

EXHIBIT “A-1”
Sacramento/Cal Expo (Residence Inns)
1550 Howe Avenue
Sacramento, CA 95825
Sacramento County
     Real property in the unincorporated area of the County of Sacramento, State of California, described as follows:
     THE NORTH ONE-HALF OF THE SOUTH ONE-HALF OF THE WEST ONE-HALF OF THE NORTHEAST ONE-QUARTER OF THE NORTHWEST ONE-QUARTER OF SECTION 65 AS SHOWN ON THE ‘MAP OF SURVEY AND SUBDIVISION OF RANCHO DEL PASO’, RECORDED IN THE OFFICE OF THE COUNTY RECORDER OF SACRAMENTO COUNTY, MARCH 4, 1911, IN BOOK A OF MAPS, MAP NO. 94.
     EXCEPTING THEREFROM, THAT PORTION OF THE ABOVE DESCRIBED LAND CONVEYED BY WILSON H. TRUSSEL TO AMERICAN RIVER FLOOD CONTROL DISTRICT BY DEED DATED MAY 29, 1933 AND RECORDED BOOK 540 OF OFFICIAL RECORDS AT PAGE 449, SACRAMENTO COUNTY RECORDS, DESCRIBED AS FOLLOWS:
     BEGINNING AT THE NORTHWEST CORNER OF THE SOUTHWEST ONE-QUARTER OF THE NORTHEAST ONE-QUARTER OF THE NORTHWEST ONE-QUARTER OF SECTION 65 OF RANCHO DEL PASO, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SACRAMENTO COUNTY, MARCH 4, 1911 IN BOOK A OF SURVEYS, MAP NO. 94, THENCE, FROM SAID POINT OF BEGINNING SOUTH 01 DEGREES 46 MINUTES 30 SECONDS EAST 150.00 FEET ALONG THE LINE DIVIDING THE NORTHWEST ONE-QUARTER OF SECTION 65 INTO EAST AND WEST HALVES; THENCE NORTH 89 DEGREES 02 MINUTES 30 SECONDS EAST 70.00 FEET; THENCE NORTH O1 DEGREES 46 MINUTES 30 SECONDS WEST 150.00 FEET TO A POINT ON THE NORTH LINE OF THE SOUTHWEST ONE-QUARTER OF THE NORTHEAST ONE-QUARTER OF THE NORTHWEST ONE-QUARTER OF SAID SECTION 65; THENCE SOUTH 89 DEGREES 02 MINUTES 30 SECONDS WEST 70.00 FEET ALONG SAID NORTH LINE TO THE POINT OF BEGINNING.
Sacramento

EXHIBIT “A-2”
Wilmington / Newark
(Residence Inns)
240 Chapman Road
Wilmington/Newark, DE 19702
New Castle County
     ALL that certain tract, piece or parcel of land situate on Chapman Road (also known as Chopin Road), White Clay Creek Hundred, New Castle County, State of Delaware and described as follows:
     BEGINNING at point on the southeasterly side of Interstate Route 95, said point being a corner for lands now or formerly the State of Delaware and being distant North 45° 02’00” East, 150.65 feet measured along the said southeasterly side of Interstate Route 95 from its intersection with the northwesterly side of Chapman Road; thence from the said point of Beginning, leaving the northeasterly line of said lands now or formerly of the State of Delaware, the three (3) following described courses and distances: (1) North 45° 02’ 00” East 157.00 feet to a point; (2) North 58° 49’ 47” East, 519.73 feet to a point, said point being distant southeasterly 210.00 feet therefrom measured at right angles thereto the center line of the eastbound roadway for Interstate Route 95 at Sta. 340+00; and (3) North 56° 23’ 57” East, 195.82 feet to a point on the southwesterly side of a 50 foot wide common entrance/exit easement through lands now or formerly of Commonwealth Trust Company (Deed Recorded B, Volume 90, Page 308, Tax Parcel No. 09-029.00-10); thence leaving the said southeasterly right of way for Interstate Route 95 and along the said southwesterly side of a 50 foot wide common entrance/exit easement, South 15° 51’ 29” East 412.99 feet to a point on the said northwesterly side of Chapman Road; thence thereby, the three (3) following described courses and distances: (1) South 80° 23’ 18” West, 201.26 feet to a point; (2) South 75° 47’ 16” West, 305.95 feet to a point; and (3) South 74° 58’ 28” West, 318.98 feet to a point at a corner for said lands now or formerly of the State of Delaware; thence leaving the said northwesterly side of Chapman Road and along the northeasterly line of said lands now or formerly of the State of Delaware, North 15° 55’23” West, 104.37 feet to the point and place of Beginning.
     TOGETHER with the use of, with others, the aforesaid 50 foot wide common entrance/exit easement running from Chapman Road to Interstate Route 95, adjacent to and along the northeasterly line of the herein described property.
Parcel No. 0902900031.
Wilmington

EXHIBIT “A-3”
LEGAL DESCRIPTION
Fishkill (Residence Inns)
14 Schuyler Boulevard
Fishkill, NY 12521
Duchess County
PARCEL I
ALL that certain plot, piece or parcel of land situate, lying and being in the Village of Fishkill, County of Dutchess, State of New York, known as Lot 5B as shown on a map entitled, “Merritt Park Subdivision”, filed February 14, 1985 in the Dutchess County Clerk’s Office as Map No. 7154, said Lot 5B being bounded and described as follows:
BEGINNING at a point on the eastern side of N.Y.S. Route 9, north bound lane, said point being a common property line point with lands now or formerly of Holiday Inn and Merritt Park Lands Associates, Inc.; -
THENCE along the easterly bounds of N.Y.S. Route 9 North ten degrees, forty-eight minutes, twenty-five seconds West, three hundred thirty-eight and twenty hundredths feet, North 10 Degrees 48’ 25” West 338.20 feet, to a set iron rod on the boundary of lands now or formerly of Denny’s, Inc.;
THENCE leaving the easterly bounds of N.Y.S. Route 9 and continuing along the southerly bounds of lands now or formerly of Denny’s, Inc., North seventy-eight degrees, fifteen minutes, no seconds East, one hundred ninety-three and nine hundredths feet, North 78 Degrees 15’ 00” East 193.09 feet, to a set iron rod on the westerly line of “Access Road A” as shown on Map 7154 as aforesaid, said Access Road A being a 60 foot wide right of way from Schuyler Boulevard to the lands herein described;
THENCE along said westerly line of said right of way, South two degrees, forty-one minutes, no seconds East, sixty-eight and seventy-six hundredths feet, South 02 Degrees 41’ 00 East 68.76 feet to a set iron rod;
THENCE along the southerly side of said right of way, North eighty-seven degrees, nineteen minutes, no seconds East, sixty and fifty-five hundredths feet, North 87 Degrees 19’ 00” East 60.55 feet, to a set iron rod, being the southwesterly corner of lands now or formerly under contract of sale to Luxury Inns of Fishkill;
THENCE along said lands of Luxury Inns of Fishkill, north seventy-eight degrees, fifteen minutes, no seconds East, two hundred ninety-two and fifty-one hundredths Feet, North 78 Degrees 15 00” East 292.51 feet, to a set iron rod;

THENCE along lands of Merritt Park Lands Associates, South fourteen degrees, twenty-two minutes, fifty seconds East, South 14 Degrees 22’ 50” East 332.76 feet, to a set iron rod on lands now or formerly of Landbrook, Inc.;
THENCE along lands now or formerly of Landbrook, Inc., and Holiday Inn, South eighty-five degrees, thirty-six minutes and twenty seconds West, five hundred sixty feet, South 85 Degrees 36’ 20” West 560.00 feet, to the point and place of BEGINNING.
EXCEPTING AND RESERVING out of the above described parcel the following portion on which there is a permanent drainage easement by the New York State Department of Transportation, said excepted and reserved portion being more particularly described as follows:
BEGINNING at a point on the easterly side of N.Y.S. Route 9, northbound lane, said point being a common property line point with lands now or formerly of Landbrook, Inc. and Merritt Park Lands Associates, Inc.;
THENCE along the easterly bounds of N.Y.S. Route 9, North ten degrees, forty-eight minutes, twenty-five seconds West, fifty feet, North 10 Degrees 48’ 25” West 50.00 feet to a set iron rod;
THENCE leaving the easterly bounds of N.Y.S. Route 9, North eighty-one degrees, twenty-three minutes, ten seconds east, forty-one and thirty-five hundredths feet, North 81 Degrees 23’ 10” East 41.35 feet, to a set iron rod;
THENCE South ten degrees, eleven minutes, two seconds East, fifty-three feet, South 10 Degrees 11’ 02” East 53.00 feet, to an iron rod set on the bounds of lands now or formerly of Landbrook, Inc.;
THENCE along said bounds of lands of Landbrook, Inc., South eighty-five degrees, thirty-six minutes, twenty seconds West, forty-one feet, South 85 Degrees 36’ 20” West 41.00 feet, to the point and place of BEGINNING.
PARCEL II
ALL that certain plot, piece or parcel of land situate, lying and being in the Village and Town of Fishkill, County of Dutchess, State of New York, being a portion of Lot 10 shown on a map entitled, “Merritt Park Subdivision” and filed in the Dutchess County Clerk’s Office as Map No. 7206 on April 11, 1985 and as more particularly bounded and described as follows:
BEGINNING at a point on the northerly bounds of lands now or formerly of Landbrook, Inc. and the easterly bounds of lands now or formerly of MR Associates, also known as Lot 513 as shown on the above captioned filed Subdivision Map No. 7206, said point being South eighty-five degrees, forty-one minutes, twenty-nine seconds east, five hundred sixty feet, North 85 Degrees 41’ 29” East 560.00 feet, along the northerly bounds of lands now or formerly of Holiday Inn from the easterly bounds of N.Y.S. Route 9, said the point also being North twenty-five degrees, forty-three minutes, fifty-eight seconds West, twenty-six hundredths feet, North 25 ___ Degrees 43’ 58” West 0.26 feet, from a found 1/2 “ iron rod, 1 “ reveal;

THENCE from said point of beginning and along the easterly bounds of lands now or formerly of MR Associates, North fourteen degrees, twenty-one minutes, fifty-one seconds West, three hundred thirty-three and fifty-four hundredths feet, North 14 Degrees 21’ 51” West 333.51 feet, to a point, said point being on the division line between lands now or formerly of MR Associates to the south and lands now or formerly of Luxury Inns of Fishkill to the north, said point being North seventy-eight degrees, fifteen minutes, no seconds East, two hundred ninety-two and fifty-one hundredths feet, North 78 Degrees 15’ 00” East 292.51 feet from a found 7/8” iron rod at the southwest corner of lands now or formerly of Luxury Inns of Fishkill;
THENCE through the above captioned Lot 10 the following two courses and distances, North eighty-five degrees, forty-one minutes, twenty-nine seconds East, one hundred thirty-two and sixty-four hundredths feet, North 85 Degrees 41’ 29” East, 132.64 feet, to a set 1/2 inch iron rod;
THENCE South fourteen degrees, twenty-one minutes, fifty-one seconds East, three hundred thirty-three and fifty-four hundredths feet, South 14 Degrees 21’ 51 Degrees East 333.54 feet to a set iron rod, said set 1/2 inch iron rod being South eighty-five degrees, forty-one minutes, twenty-nine seconds West, sixty-two and seventy-one hundredths feet, South 85 Degrees 41’ 29” West 62.71 feet, from a found 1/2 inch iron rod, 3” reveal marking the northeasterly corner of lands now or formerly of Landbrook, Inc.;
THENCE along the northerly bounds of lands now or formerly of Landbrook, Inc., South eighty-five degrees, forty-one minutes, twenty-nine seconds West, one hundred thirty-two and sixty-four hundredth feet, South 85 Degrees 41’ 29” West 132.64 feet to the point or place of beginning.
The above described premises are presently known as Lots 5B and 10A on a certain map entitled, “Merritt Park Subdivision” filed in the Dutchess County Clerk’s of the County Clerk’s on December 6, 1988 as Map No. 7206A.
EXCEPTING therefrom a parcel of land designated “Permanent N.Y.S. D.O.T. Drainage Easement” adjoining Lot 5B on the southwest as shown on Filed Map No. 7206A.
TOGETHER with a non exclusive easement for ingress and egress as set forth in Liber 1665 page 830 as corrected by Liber 1819 page 834 and as shown in Filed Map No. 7206A.
Fishkill

EXHIBIT “A-4”
PARCEL 1:
     Beginning at the Northwest corner of Lot 1, Atrium Office Center, City of Ann Arbor, Washtenaw County, Michigan, as recorded in Liber 26 of Plats, Page 78, Washtenaw County Records; thence South 52°41’20” East 25.00 feet along the Southerly right-of-way line of Victors Way; thence continuing along said right-of-way line Easterly 78.86 feet along the arc of a 536.03 foot radius circular curve to the left, through a central angle of 08°25’45”, having a chord which bears South 56°54’15” East 78.79 feet, thence South 37°18’30” West 412.59 feet to a point on the Southerly line of said Lot 1; thence North 63°49’40” West 105.57 feet along said Southerly line to the Southwest corner of said Lot 1; thence North 37°18’30” East 427.19 feet along the Westerly line of said Lot to the point of beginning. Being a part of Lot 1 of said Atrium Office Center.
     Together with a Utility Easement recorded in Liber 2119, Page 741, Washtenaw County Records described as: Commencing at the West 1/4 corner of Section 9, Town 3 South, Range 6 East, City of Ann Arbor, Washtenaw County, Michigan; thence North 01°40’20” West 1078.28 feet along the West line of said Section and the centerline of State Road; thence North 87°21’10” East 211.28 feet; thence North 75°55’50” East 201.99 feet; thence Easterly 355.48 feet along the arc of a 510.02 feet radius non-tangential curve to the right through a central angle of 39°56’10” having a chord which bears South 72°40’50” East 348.33 feet; thence South 52°42’40” East 195.00 feet to the point of beginning; thence South 52°42’40” East 215.00 feet; thence South 37°17’10” West 325.14 feet; thence North 47°19’45” West 18.08 feet; thence North 37°17’10” East 51.70 feet; thence North 51°17’15” West 19.28 feet; thence North 38°42’45” East 154.62 feet; thence South 43°48’20” East 14.95 feet; thence North 30°25’05” East 75.03 feet; thence North 46°45’50” West 51.56 feet; thence North 59°58’30” West 92.12 feet; thence South 47°27’05” West 89.40 feet; thence North 47°10’30” West 18.19 feet; thence South 37°03’05” West 168.91 feet; thence South 47°19’45” East 204.37 feet; thence South 37°17’10” West 60.62 feet; thence North 47°26’00” West 246.59 feet; thence North 42°05’40” East 60.80 feet; thence South 47°19’45” East 17.05 feet; thence North 37°03’05” East 168.97 feet; thence North 47°10’30” West 2.20 feet; thence North 42°05’40” East 135.38 feet to the point of beginning.
     Together with a storm sewer easement that is created in Liber 2350, Page 851, Washtenaw County Records that gives access to the private easement for storm detention as shown on Lot 3 of Atrium Office Center.
Together with a non-exclusive private easement for storm detention over a portion of Lot 3 of Atrium Office as shown on the plat.
PARCEL 2:
     Commencing at the West 1/4 corner of Section 9, Town 3 North, Range 6 East, City of Ann Arbor, Washtenaw County, Michigan, thence North 01°40’20” West 1078.28 feet along the West line of said section and the centerline of State Road, thence North 87°21’10” East 211.28 feet, thence North 75°55’50” East 201.99 feet, thence Easterly 355.48 feet along the arc of a 510.02 foot radius non-tangential curve to the right through a central angle of 39°56’10” having a chord which bears South 72°40’50” East 348.33 feet, thence South 52°42’40” East 195.00 feet to the Point of beginning; thence continuing South 52°42’40” East 215.00 feet; thence South 37°17’10” West 427.19 feet; thence North 63°51’00” West 143.99 feet along the Northerly right-of-way line of the I-94 Expressway; thence North 52°42’50” West 112.00 feet continuing along said right-of-way line; thence North 42°05’40” East 456.62 feet to the point of beginning, being a part of the Northwest 1/4 of Section 9, Town 3 South, Range 6 East, City of Ann Arbor, Washtenaw County, Michigan;
Together with permanent, non-exclusive easements appurtenant to and benefiting the above-described property and adjoining and adjacent land, created in Declaration of Easement recorded May 12, 1977 in Liber 1593, Page 388, and described as follows:
1. A permanent, non-exclusive easement for the installation and maintenance of sanitary sewers described as follows:
     Commencing at the West 1/4 corner of Section 9, Town 3 South, Range 6 East, City of Ann Arbor, Washtenaw County, Michigan, thence North 01°40’20” West 1198.30 feet along the West line of said Section and the centerline of State Road, thence North 87°21’10” East 1187.01 feet to the point of beginning; thence continuing North 87°21’10” East 868.57 feet, thence North 08°21’10” West 509.38 feet; thence North 81°38’50” East 20.00 feet; thence South 08°21’10” East 531.48 feet along the Westerly right-of-way line of the Ann Arbor Railroad; thence South 87°21’10” West 871.01 feet; thence South 01°40’20” East 1.38 feet; thence 388.43 feet along the arc of 571.22 foot radius circular curve to the right through a central angle of 38°57’50” having a chord which bears South 17°48’25” West 380.99 feet; thence South 37°17’20” West 80.00 feet; thence North 52°42’40” West 20.00 feet; thence North 37°17’20” East 80.00 feet; thence 374.82 feet along the arc of a 551.22 foot radius circular curve to the left through a central angle of 38°57’40” having a chord which bears North 17°48’25” East 367.64 feet; thence North 01°40’20” West 21.04 feet to the point of beginning.
     2. A permanent, non-exclusive easement for the runoff and retention of surface water described as follows:
     Commencing at the West 1/4 of Section 9, Town 3 South, Range 6 East, City of Ann Arbor, Washtenaw County, Michigan; thence North 01°40’20” West 1078.28 feet along the West line of said Section and the centerline of State Road; thence North 87°21’10” East 100.00 feet to a point on the Easterly right-of-way line of State Road; thence South 01°40’20” East 137.43 feet along said right-of-way line; thence South 52°42’50” East 721.15 feet along the Northerly right-of-way line of the I-94 Expressway; thence South 63°51’00” East 143.99 feet continuing along said right of way to the point of beginning; thence 37°17’10” East 50.96 feet; thence South 63°51’00” East 141.17 feet; thence South 77°35’30” East 289.51 feet; thence North 89°51’50” East 235.90 feet; thence North 02°36’40” West 195.31 feet; thence North 87°27’20” East 700.00 feet; thence South 08°21’10” East 251.26 feet along the Westerly right-of-way line of Ann Arbor Railroad; thence along the Northerly right-of-way line of the I-94 Expressway in the following courses: South 87°23’20” West 617.78 feet, South 89°51’50” West 351.01 feet, North 77°35’30” West 301.03 feet and North 63°51’00” West 157.04 feet to the point of beginning.
Tax parcel identification number: 09-12-09-201-017
Ann Arbor

EXHIBIT “A-5”
Orlando International Drive (Residence Inns)
7975 Canada Avenue
Orlando, FL 32819
Orange County
Lots 8, 8A and 9 of INTERNATIONAL COVE, according to the Plat thereof as recorded in Plat Book 12, Page(s) 18-19 of the Public Records of Orange County, Florida.
Together with all right, title and interest in and to any easements contained in that certain Notice of Restrictions, Grant of Easement and Agreement of Maintenance recorded in Book 3383, Page 1125; re-recorded in Book 3395, Page 1623; and re-recorded in Book 3434, Page 404.
Orlando, I-Drive

EXHIBIT “A-6”
Warwick (Residence Inns)
500 Kilvert Street
Warwick, RI 02883
Kent County
That certain tract or parcel of land with all buildings and improvements thereon, situated northerly of Metro Center Boulevard, in the City of Warwick, County of Kent, State of Rhode Island is herein bounded and described:
Beginning at the point of tangency of a curve to Metro Center Boulevard, thence proceeding South 59 degrees 54 minutes 43 seconds west along the northerly line of Metro Center Boulevard, a distance of three hundred eighty-five and 80/100 (385.80) feet to a point;
Thence turning an interior angle of 259 degrees 36 minutes 43 seconds and proceeding south 19 degrees 42 minutes 00 seconds east a distance of eleven and 01/100 (11.01) feet to a point, bounded easterly by Metro Center Boulevard;
Thence turning an interior angle of 96 degrees 32 minutes 51 seconds and proceeding south 63 degrees 45 minutes 09 seconds west a distance of two hundred forty-four and 92/100 (244.92) feet to a point, said point being located one hundred seventy-four and 68/100 (174.68) feet left of Centerline Station 112+08.32, as shown on State Highway plat #1483;
Thence turning an interior angle of 180 degrees 41 minutes 20 seconds and proceeding south 63 degrees 03 minutes 49 seconds west a distance of fifty and 07/100 (50.07) feet to a point, said point being located one hundred twenty-five and 00/100 (125.00) feet left of Centerline Station 112+15.72, as shown on said plat, the last two courses bounded southerly by Metro Center Boulevard;
Thence turning an interior angle of 82 degrees 42 minutes 06 seconds and proceeding north 19 degrees 38 minutes 17 seconds west a distance of two hundred sixty-three and 81/100 (263.81) feet to a point, said point being located one hundred sixty-one and 43/100 (161.43) feet south 19 degrees 38 minutes 17 seconds east of a point located one hundred twenty-five and 00/100 (125.00) feet left of Centerline Station 107+89.98 as shown on State Freeway Plat No. 1220, the last course bounded westerly by Airport Connector;
Thence turning an interior angle of 99 degrees 45 minutes 03 seconds and proceeding north 60 degrees 36 minutes 40 seconds east a distance of five hundred thirty-seven and 52/100 (537.52) feet to a point;
Thence turning an interior angle of 130 degrees 36 minutes 11 seconds and proceeding south 69 degrees 59 minutes 30 seconds east a distance of sixty-seven and 07/100 (67.07) feet to a point, the last two courses bounded northwesterly and northerly by other land of this grantor;
Thence turning an interior chord angle of 160 degrees 06 minutes 06 seconds and proceeding along the arc of a curve with a delta angle of 140 degrees 12 minutes 12 seconds and a radius of sixty-two and 00/100 (62.00) feet a distance of one hundred fifty-one and 72/100 (151.72) feet to a point;
Thence turning and proceeding along the arc of a curve with a delta angle of 74 degrees 39 minutes 35 seconds and a radius of twenty-five and 00/100 (25.00) feet a distance of thirty-two and 58/100 (32.58) feet to a point;
Thence turning an interior chord angle of 142 degrees 39 minutes 33 seconds and proceeding south 45 degrees 31 minutes 39 seconds east a distance of fifty-two and 07/100 (52.07) feet to a point;
Thence turning an interior chord angle of 127 degrees 16 minutes 54 seconds and proceeding along the arc of a curve with a delta angle of 105 degrees 26 minutes 29 seconds and a radius of twenty-five and 00/100 (25.00) feet a distance of forty-six and 01/100 (46.01) feet to the point and place of beginning, the last four (4) courses bounded by Kilvert Street; the last herein described course forms an interior chord angle of 127 degrees 16 minutes 54 seconds with the first herein described course.
For a more particular description, reference is herein made to an ALTA/ACSM Land Title Survey prepared by Lunar Mapping Unlimited, dated June 17, 2003, Project No. 1766.
Also, being the same premises as Plan of “Partial Replat of Parcel #4 of Metro Center Office Industrial Park “North Parcel” dated May 2, 1988, prepared by Garafalo & Associates, Inc. (A.P. 276 portion of Lot 8).”
Together with the benefit of and subject to a Declaration of Restrictions by Metrocenter Associates, dated June 20, 1988 and recorded on June 20, 1988 in Book 1145, Page 285.
Warwick

EXHIBIT “A-7”
Fort Worth River Plaza (Residence Inn)
1701 S. University Drive
Fort Worth, TX 76107
Tarrant County
     That certain tract of land situated in the A. Voght Survey, Abstract No. 1585, and the E. S. Harris Survey, Abstract No. 688, City of Fort Worth, Tarrant County, Texas and being all of Lot 3-A-3, Block 1, River Plaza Complex, an addition to the City of Fort Worth, as recorded in Volume 388-131, Page 005, Plat Records, Tarrant County, Texas; said tract being more particularly described as follows;
     BEGINNING at 5/8-inch iron rod with yellow plastic cap stamped “GSES, INC., RPLS 4804” set at the southwest corner of said Lot 3-A-3, Block 1; said point also being on the east right-of-way line of University Drive (variable width right-of-way); said point also being on the northwest line of the Clear Fork of Trinity River;
     THENCE, with the said right-of-way line of University Drive and the west line of Lot 3-A-3, Block 1, the following metes and bounds;
     North 00 degrees 13 minutes 00 seconds East, a distance of 262.92 feet (plat calls 263.00 feet) to a 5/8-inch iron rod with yellow plastic cap stamped “GSES, INC., RPLS 4804” set for corner;
     North 70 degrees 43 minutes 00 seconds East, a distance of 2.15 feet to a 5/8-inch iron rod with yellow plastic cap stamped “GSES, INC., RPLS 4804” set for corner;
     North 03 degrees 14 minutes 00 seconds West, a distance of 79.55 feet to a 5/8-inch iron rod with yellow plastic cap stamped “GSES, INC., RPLS 4804” set for corner;
     North 00 degrees 43 minutes 00 seconds West, a distance of 228.25 feet to a railroad spike found for corner;
     North 01 degrees 07 minutes 00 seconds East, a distance of 14.73 feet to a 5/8-inch iron rod found at the western most northwest corner of said Lot 3-A-3, Block 1; said point also being the southwest corner of Lot 3-A-4, Block 1 of said River Plaza Complex; said point also being the beginning of a curve to the left having a radius of 120.12 feet;
     THENCE, northeasterly, with said curve to the left and leaving said east right-of-way line of University Drive, through a central angle of 24 degrees 46 minutes 37 seconds, an arc distance of 51.94 feet (chord bears North 78 degrees 43 minutes 41 seconds East, 51.54 feet) to a 1/2-inch iron rod found at the northern most northwest corner of said Lot 3-A-3, Block 1; said point also being the southwest corner of Lot 3-A-2, Block 1 of said River Plaza Complex;
     THENCE, South 65 degrees 52 minutes 00 seconds East, leaving the south line of said Lot 3-A-4, Block 1 and with the common line of said Lots 3-A-3 and 3-A-2, Block 1, a distance of 411.77 feet (plat calls 411.86 feet) to a 1/2-inch iron rod found at the northeast corner of said Lot 3-A-3, Block 1; said point also being the southeast corner of said Lot 3-A-2, Block 1; said point also being on the said northwest line of the Clear Fork of Trinity River;
THENCE, with the common line of said Lot 3-A-3, Block 1 and Clear Fork of Trinity River, the following metes and bounds; South 24 degrees 08 minutes 00 seconds West, a distance of 14.65 feet to a 1/2-inch iron rod found at the beginning of a curve to the right having a radius of 812.93 feet; southwesterly, with said curve to the right through a central angle of 42 degrees 21 minutes 23 seconds, an arc distance of 600.97 feet (plat calls 590.00 feet) (chord bears South 45 degrees 08 minutes 01 seconds West, 587.37 feet) to the POINT OF BEGINNING.
Ft. Worth River Plaza

Tyler (Residence Inn)
3303 Troup Highway
Tyler, TX 75701
Smith County
     All that certain lot, tract or parcel of land located in the Wm. Keys Survey, Abstract No. 526, Smith County, Texas, being all of Lot 28-B, New City Block 976, City of Tyler, as shown on a plat recorded in Cabinet B, Slide 282-B of the Plat Records of Smith County, Texas and being more particularly described by metes and bounds as follows:
     BEGINNING at a found 1/2” rebar at the intersection of the south right of way line of Golden Road and the west right of way line of Troup Highway (State Highway No. 110), said rebar being the northeast corner of said Lot 28-B and the True Point of Beginning of the property being described;
     THENCE S 26° 45’ 57” E, 280.94 feet (280.79 feet record) along the west right of way line of Troup Highway (State Highway No. 110) to a found “PK” nail in concrete;
     THENCE S 22° 19’ 45” E, 107.01 feet (S 22° 26’ 22” E, 107.09 feet record) continuing along the west right of way line of Troup Highway (State Highway No. 110) to a found 1/2” rebar for the southeast corner of Lot 28-B;
     THENCE S 64° 31’ 38” W, 459.88 feet (S 64° 31’ 16” W, 460.00 feet record) leaving the west right of way line of Troup Highway (State Highway No. 110) and along the south line of Lot 28-B to a found “PK” nail in concrete retaining wall for the southwest corner of Lot 28-B;
     THENCE N 25° 28’ 38” W, 397.74 feet (N 25° 28’ 44” W, 397.59 feet record) with the west line of Lot 28-B to a found “PK” nail in sidewalk for the northwest corner of Lot 28-B in the south right of way line of Golden Road;
     THENCE along the south right of way line of Golden Road a distance of 102.13 feet (102.05 feet record) along the arc of a curve to the left whose radius is 529.84 feet, whose central angle is 11° 02’ 37” and whose long chord bears N 70° 07’ 56” E, 101.07 feet (N 70° 03’ 23” E, 101.89 feet record) to a found 1/2” rebar;
     THENCE N 64° 32’ 19” E, 357.96 feet continuing along the south right of way line of Golden Road to the True Point of Beginning.
Tyler

EXHIBIT “B”
ASSIGNMENT AND ASSUMPTION OF INTANGIBLE PROPERTY
     THIS ASSIGNMENT AND ASSUMPTION OF INTANGIBLE PROPERTY (this “Assignment”) is made and entered into as of the       day of                     , 2005, by and between                                                             , a                                          having a mailing address at                                                              (“Assignor”), and                                         , a                                         , having a mailing address at                                         (“Assignee”);
W I T N E S S E T H:
     WHEREAS, Assignor and Assignee are parties to that certain Agreement of Purchase and Sale dated ___, 2005 (the “Agreement”), pursuant to which Seller has agreed, among other things, to sell, assign, transfer and convey to Assignee the Property (as defined in the Agreement); and
     WHEREAS, in connection with the sale and purchase of the Property, Assignor has agreed to assign to Assignee all of Assignor’s right, title and interest in and to, and Assignee has agreed to assume from Assignor all of Assignor’s obligations and liabilities under, the Intangible Property. Unless otherwise defined herein, all capitalized terms used in this Assignment shall have the meaning given to such term in the Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:
1. Assignment. Assignor hereby assigns, transfers, and conveys to Assignee all of Assignor’s right, title and interest in and to the Intangible Property, to the extent that such assignments are legally and contractually permitted.
2. Assumption. Assignee hereby assumes all liabilities and obligations of Assignor under the Intangible Property which arise on or after the Transfer Time and agrees to perform all obligations of Assignor under the Intangible Property which are to be performed or which become due on or after the Transfer Time.
3. Further Assurances. Assignor covenants with Assignee and Assignee covenants with Assignor that each will execute or procure any additional documents necessary to establish the rights of the other hereunder.
4. Counterparts. This Assignment may be executed by the parties in counterparts, in which event the signature pages thereof shall be combined in order to constitute a single original document.

5. Binding Effect. This Assignment shall be binding upon and inure to the benefit of Assignor, Assignee and their respective successors and assigns.
     IN WITNESS WHEREOF, the parties have executed this Assignment as of the date set forth above.
Signed, sealed and delivered
in the presence of:

a

By:

Name:

Witness Name:	Title:

(CORPORATE SEAL)

Witness Name:

a

By:

Name:

Witness Name:	Title:

(CORPORATE SEAL)

Witness Name:

EXHIBIT “C”
ASSIGNMENT AND ASSUMPTION OF MANAGEMENT AGREEMENT
     THIS ASSIGNMENT AND ASSUMPTION OF MANAGEMENT AGREEMENT (this “Assignment”) is made and entered into as of the       day of                     , 2005, by and among                                                             , a                                                              having a mailing address at                                                              (“Assignor”), and                                                             , a                                          having a mailing address at                                                              (“Assignee”).
W I T N E S S E T H:
     WHEREAS, Assignor is the owner of that certain real property and improvements commonly known as the                                                             , and as more particularly described on Exhibit A attached hereto (the “Hotel”);
     WHEREAS, the Hotel is managed by                                          (“Manager”) pursuant to that certain Management Agreement by and between Assignor and Manager dated as of                                          (the “Management Agreement”);
     WHEREAS, concurrently with the execution of this Assignment, Assignor shall sell and convey to Assignee all of Assignor’s right, title and interest in and to the Hotel (the “Sale Transaction”);
     WHEREAS, in connection with the Sale Transaction, Assignor has agreed to assign all of its rights, privileges, duties and obligations under the Management Agreement (including under the Property Improvement Plan addenda to the Management Agreement and under the approved Capital Expenditure Plans for 2005 for the Hotel) to Assignee and Assignee has agreed to assume all of Assignor’s rights, privileges, duties and obligations thereunder which arise on or after the Effective Date pursuant to the terms and provisions of this Assignment.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:
1. Assignment. Assignor hereby assigns all of its rights, privileges, duties and obligations under the Management Agreement (including under the Property Improvement Plan addenda to the Management Agreement and under the approved Capital Expenditure Plans for 2005 for the Hotel) that arise on or after the Effective Date to Assignee.
2. Assumption. Assignee hereby assumes all of Assignor’s rights, privileges, duties and obligations under the Management Agreement (including under the Property Improvement Plan addenda to the Management Agreement and under the approved Capital Expenditure Plans for 2005 for the Hotel) that arise on or after the Effective Date.

3. Indemnity by Assignee. Assignee shall indemnify, defend and hold Assignor harmless from any claim, liability, cost or expense (including without limitation reasonable attorneys’ fees) arising out of the Management Agreement from and after the Transfer Time.
4. Indemnity by Assignor. Assignor shall indemnify, defend and hold Assignee harmless from any claim, liability, cost or expense (including without limitation reasonable attorneys’ fees and costs) arising out of the Management Agreement for the period prior to the Transfer Time.
5. Further Assurances. Each of Assignor and Assignee agrees that each will execute or procure any additional documents necessary to establish the rights of the others hereunder.
6. Counterparts. This Assignment may be executed by the parties in counterparts, in which event the signature pages thereof shall be combined in order to constitute a single original document.
7. Binding Effect. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

     IN WITNESS WHEREOF, the parties have executed this Assignment as of the date set forth above.
Signed, sealed and delivered
in the presence of:

ASSIGNOR

a

By:

Witness Name:	Name:

Title:

Witness Name:

ASSIGNEE

a

By:

Witness Name:	Name:

Title:

Witness Name:

EXHIBIT “D”
ASSIGNMENT AND ASSUMPTION OF OPERATING AGREEMENTS
     THIS ASSIGNMENT AND ASSUMPTION OF OPERATING AGREEMENTS (this “Assignment”) is made and entered into as of the       day of                     , 2005, by and between                                                             , a                                          having a mailing address at                                                              (“Assignor”), and                                         , a                                         , having a mailing address at                      (“Assignee”);
W I T N E S S E T H:
     WHEREAS, Assignor and Assignee are parties to that certain Agreement of Purchase and Sale dated                           , 2005 (the “Agreement”), pursuant to which Seller has agreed, among other things, to sell, assign, transfer and convey to Assignee the Property (as defined in the Agreement); and
     WHEREAS, in connection with the sale and purchase of the Property, Assignor has agreed to assign to Assignee all of Assignor’s right, title and interest in and to, and Assignee has agreed to assume from Assignor all of Assignor’s obligations and liabilities under, the Operating Agreements. Unless otherwise defined herein, all capitalized terms used in this Assignment shall have the meaning given to such term in the Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:
1. Assignment. Assignor hereby assigns, transfers, and conveys to Assignee all of Assignor’s right, title and interest in and to the Operating Agreements.
2. Assumption. Assignee hereby assumes all liabilities and obligations of Assignor under the Operating Agreements which arise on or after the Transfer Time and agrees to perform all obligations of Assignor under the Operating Agreements which are to be performed or which become due on or after the Transfer Time.
3. Indemnity by Assignee. Assignee shall indemnify, defend and hold Assignor harmless from any claim, liability, cost or expense (including without limitation reasonable attorneys’ fees) arising out of any Operating Agreement from and after the Transfer Time
4. Indemnity by Assignor. Assignor shall indemnify, defend and hold Assignee harmless from any claim, liability, cost or expense (including without limitation reasonable attorneys’ fees and costs) arising out of any Operating Agreement for the period prior to the Transfer Time.
5. Further Assurances. Assignor covenants with Assignee and Assignee covenants with Assignor that each will execute or procure any additional documents necessary to establish the rights of the other hereunder.
6. Counterparts. This Assignment may be executed by the parties in counterparts, in which event the signature pages thereof shall be combined in order to constitute a single original document.
7. Binding Effect. This Assignment shall be binding upon and inure to the benefit of Assignor, Assignee and their respective successors and assigns.
     IN WITNESS WHEREOF, the parties have executed this Assignment as of the date set forth above.
Signed, sealed and delivered
in the presence of:

a

By:

Name:

Witness Name:	Title:

(CORPORATE SEAL)

Witness Name:

a

By:

Name:

Witness Name:	Title:

(CORPORATE SEAL)

Witness Name:

EXHIBIT “E”
LIMITED WARRANTY BILL OF SALE
     THIS LIMITED WARRANTY BILL OF SALE (the “Bill of Sale”) is made and entered into as of the       day of                     , 2005, by and between                                                             , a                                          (“Seller”) and                                         , a                                          (“Buyer”);
W I T N E S S E T H:
     WHEREAS, Seller and Buyer are parties to that certain Agreement of Purchase and Sale dated                           , 2005 (the “Agreement”), pursuant to which Seller has agreed, among other things, to sell, assign, transfer and convey to Assignee the Property (as defined in the Agreement); and
     WHEREAS, in connection with the sale and purchase of the Property, Seller has agreed to sell, transfer and convey to Buyer all of Seller’s right, title and interest in and to the Personal Property. Unless otherwise defined herein, all capitalized terms used in this Assignment shall have the meaning given to such term in the Agreement.
     NOW, THEREFORE, in consideration of the foregoing and Ten Dollars ($10.00) and other good and valuable consideration in hand paid by Buyer to Seller, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer do hereby agree as follows:
     1. Seller does hereby sell, transfer and convey to Assignee the Personal Property and Buyer hereby purchases and accepts all of the Personal Property.
     2. EXCEPT AS OTHERWISE PROVIDED IN THIS PARAGRAPH 2 BELOW, ALL OF THE PERSONAL PROPERTY IS HEREBY SOLD, TRANSFERRED AND CONVEYED TO BUYER ON AN “AS IS”, “WHERE IS”, “WITHOUT ALL FAULTS” BASIS, WITHOUT RECOURSE, REPRESENTATION, IMPLIED OR EXPRESS WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO THE PERSONAL PROPERTY, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING WITHOUT LIMITATION ANY WARRANTY OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Notwithstanding the foregoing to the contrary, Seller does hereby warrant to Buyer that the Personal Property is owned by Seller free and clear of all encumbrances of whatsoever nature; EXCEPTING ONLY the liens or mortgages assumed or entered into by Buyer, if any, and any personal property sales tax or other tax.
     3. This Bill of Sale may be executed in any number of counterparts, all of which taken together shall constitute one and the same instruments and any of the parties hereto may execute this Bill of Sale by signing any such counterpart.
     IN WITNESS WHEREOF, the undersigned has executed this Bill of Sale as of the date first above written.
Signed, sealed and delivered
In the presence of:

“SELLER”:

a

By:

Printed Name:	Name:

Title:

Printed Name:

“BUYER”:

a

By:

Printed Name:	Name:

Title:

Printed Name:

EXHIBIT “F”
Schedule of Management Agreements

#	Brand	Property Name/City/ST	Mgmt Agr Owner	Manager	Date

1	RI	Sacramento CA		Residence Inn by Marriott, Inc.	10/10/03
2	RI	Wilmington, Newark DE		Residence Inn by Marriott, Inc.	10/10/03
3	RI	Orlando-Internat’l Drive FL		Residence Inn by Marriott, Inc.	10/10/03
4	RI	Ann Arbor MI		Residence Inn by Marriott, Inc.	10/10/03
5	RI	Fishkill NY		Residence Inn by Marriott, Inc.	10/10/03
6	RI	Ft. Worth-River Plaza, TX		Residence Inn by Marriott, Inc.	10/10/03
7	RI	Warwick-Providence RI		Residence Inn by Marriott, Inc.	10/10/03
8	RI	Tyler TX		Residence Inn by Marriott, Inc.	10/10/03

EXHIBIT “G”
Schedule of Operating Agreements
(a)	RI Ann Arbor

•	Mitel Network Services Solutions

•	Security Services, Inc — agreement

•	LodgeNet — Pay Per View service agreement

•	ADT Security Services, Inc — agreement

•	Pitney Bowes — lease agreement

•	ECOLAB — Pest elimination Services agreement

•	Republic Waste Services agreement

•	Wiesman Enterprise Inc — vending machine agreement

•	A&H Lawn care service agreement

•	Schindler — Elevator maintenance contract

•	Alamo leasing — motor vehicle lease agreement

•	StayOnline

(b)	RI Fishkill

•	Meristar/Flagstone National Contract — copier/Fax Printer Lease

•	Business certificate — Centurion Protective Services Agreement

•	ECOLAB — Pest control elimitaion

•	LodgeNet — software services

•	Neave Landscaping, Inc — Service Agreement

•	Millingan’s Landscaping

•	StayOnline

•	Royal Carting Service

•	ADT Security

(c)	RI Fort Worth

•	Charter Communications — Cable TV Service Agreement

•	KC Landscape — Service Agreement

•	LodgeNet — Pay Per View Agreement

•	Muzak — music service agreement

•	Waste Management Service Agreement

•	XEROX — Lease Agreement

•	StayOnline

•	Construction Contract with Moline Construction Management

(d)	RI Orlando I-Drive

•	Marketing Desk Agreement

•	Guest services Desk Agreement

•	ECOLAB — Pest control elimination

•	Shared Services Agreement

•	LodgeNet service agreement

•	Security Services of America service agreement

•	Imagistics Maintenance agreement

•	International Cove Owners Association, Inc

•	LCA, — Lease agreement — Motorola radios

•	StayOnline

•	TruGreen Landscaping

•	11th hour Business Centers

(e)	RI Providence

•	Waste Management Service agreement

•	Airport Advertising space contract — Interspace Advertising

•	StayOnline

•	Mitel Networks (phone switch)

•	Cox Cable

(f)	RI Sacramento

•	Landscape Management Services contract

•	American Access Controls & Security Systems — agreement

•	SECURITAS — Security officer

•	Cable TV Service Agreement — ComCast Cablevision of Sacramento

•	XETA Corporation — PBS Service Contract

•	StayOnline

(g)	RI Tyler

•	XEROX lease agreement

•	Service Agreement — Terminex Termite Protection

•	Cable Television Service agreement

•	Kwik Wash Laundries, Inc — Lease agreement

•	ECOLAB — Pest elimination agreement

•	StayOnline

•	Construction Contract Moline Construction

(h)	RI Wilmington

•	Service Agreement — Securitas

•	Service Agreement — Wayman’s Fire Protection

•	Service Agreement — Terminix Termite Protection

•	The Brickman Group, LTD — Snow removal services agreement

•	Landscape Management Contract

•	J&J Systems — Irrigation Maintenance Service Agreement

•	Pitney Bowes

•	Xerox

•	StayOnline

EXHIBIT “H”
PURCHASE PRICE ALLOCATION

#	Brand	Property Name/City/ST	Purchase Price

1	RI	Sacramento CA	$
2	RI	Wilmington, Newark DE
3	RI	Orlando-Internat’l Drive FL
4	RI	Ann Arbor MI
5	RI	Fishkill NY
6	RI	Ft. Worth-River Plaza, TX
7	RI	Warwick-Providence RI
8	RI	Tyler TX
		Total:	$

EXHIBIT “I”
SCHEDULE OF SELLERS

#	Brand	Property	Seller
1	RI	Sacramento CA	Ruby Sacramento Cal Expo Limited Partnership
2	RI	Wilmington, Newark DE	Ruby Wilmington Newark Limited Partnership
3	RI	Orlando-Internat’l Drive FL	Ruby Orlando International Limited Partnership
4	RI	Ann Arbor MI	Ruby Ann Arbor Limited Partnership
5	RI	Fishkill NY	Ruby Fishkill Limited Partnership
6	RI	Ft. Worth-River Plaza, TX	Ruby Ft. Worth River Plaza Limited Partnership
7	RI	Warwick-Providence RI	Ruby Providence Warwick Limited Partnership
8	RI	Tyler TX	Ruby Tyler Hotel Limited Partnership

EXHIBIT “J”
LITIGATION SCHEDULE

	OWNER/		DESCRIPTION
CLAIMANT	DEFENDANT	SITE	OF CLAIM	AMOUNT OF CLAIM	LITIGATION
Erwin, Massangk	Rose SPE 1 LP	Residence Inn Orlando, FL	Robbed at gunpoint; Jewelry and cash totaling $54,950 stolen	Unspecified	No

Mullins, Susan	Rose SPE 1 LP	Residence Inn by Marriott Warwick, RI	Slip and Fall; Injured her rotator cuff	Unspecified	No

Raudales, Jesse	Rose SPE 1 LP	Residence Inn Sacramento, CA	Alleges he was denied service and discriminated against because of his race	Unspecified	No

Rice, Dennis	Rose SPE 1 LP	Residence Inn Sacramento, CA	Alleges he was denied service and discriminated against because of his race	Unspecified	No